UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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INFINERA CORPORATION

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Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Dear Shareholders,

The new communications infrastructure built on the internet has redefined how people around the globe connect and interact—in business, education, entertainment and almost every corner of our personal lives. At a time when “social distancing” has become an expectation, this infrastructure plays an increasingly critical role in keeping our communities engaged and businesses alive, while democratizing communication opportunity for everyone, everywhere.

Our innovations, backed by almost 1,900 patents and recognized by multiple industry awards, rely not only on incremental improvements to current technology, but on radical re-invention of how people will approach communications in the future. This “re-imagining” drives our pipeline of invention, our new product roadmap, and our opportunities with customers around the world as they also re-imagine how to better service their customers in this new era of global connectivity. We believe we are well positioned to take advantage of—and potentially accelerate—growing market demand for more capacity delivered to the edge of the network at an always decreasing cost. Through our leadership in vertical integration, and by designing and manufacturing our differentiated optical technology in-house, we believe that we will deliver the core ingredients necessary to address tomorrow’s network requirements while building a company that will be valued on this unique capability. Our motivation to help our customers and shareholders achieve this opportunity has never been greater.

We are proud to have attracted a first-rate set of shareholders and are pleased that they gave us over 96% support for both our compensation plans and our stock plan proposals in 2019. We ask for your voting support so that we can continue this work. We welcome your input through any of the means described in this proxy, and we thank you for your investment.

Sincerely,

/s/ Thomas J. Fallon

Thomas J. Fallon

Chief Executive Officer

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Dear Fellow Infinera Shareholders,

As Infinera’s independent board chair, I feel very fortunate to be writing to you on behalf of our board of directors. I would like to take this opportunity to explain (1) what we do, (2) how we govern and (3) how we strive to create shareholder value.

We provide Optical Transport equipment. As a premier provider of optical technology, a significant percentage of global internet traffic is transported using our products. Our customers include many of the globe’s largest telecommunications and internet content companies. Imagine that we enable our customers to build the network of roads and freeways to carry their global internet traffic. Our innovative solutions allow building additional freeways on-demand to carry excess traffic.

Our technology requires very specialized knowledge of optical components and optical systems as well as complex software-based network services. The natural cadence of our business is long. Each product cycle is 3-4 years and nominally allows a doubling of the optical transport systems we make. As such, we must always balance short term gains against a host of strategic investments to deliver our next product cycle.

At Infinera, we have a strong culture of governance. I am an independent chair who, along with the board, oversees the CEO. Our board is diverse, with deep experience in optical components and systems, telecom networks, modern data centers, intellectual property, and financial management. Please refer to Proposal 1 in our proxy for a detailed view of each board member’s qualifications. I am sure you will agree that we have assembled an impressive and diverse group of individuals to guide our management.

The average age for our board is approximately 59 years and the average tenure for our board is approximately six years. We also value experience on our board given the long product cycles and strategic cadence of our business.

Perhaps, not surprisingly, given this balance, we have long been a leader in human capital and environmental management in a sector not known for either. Sustainalytics ranks us 6th in the world for communications equipment peers, and we are a leader in making detailed diversity data available. I encourage you to read more about our accomplishments in the At-A-Glance section that follows.

Infinera is a company that invests heavily in innovation. As a board, given our diverse experience, we help guide management’s incorporation of this innovation into business strategies that target specific market segments and customer solutions. This strategy helps drive long term shareholder value.

Our fiduciary duty to shareholders is to assemble the best management team and long-term strategy, align our team’s compensation with shareholders, and govern with the highest standards of integrity. With all that I have covered here, I am asking for your voting support at our upcoming annual meeting.

Sincerely,

/s/ Kambiz Y. Hooshmand

Kambiz Y. Hooshmand

Independent Board Chair

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 21, 2020

10:00 a.m. Pacific Time

Dear Shareholder:

You are cordially invited to attend the virtual 2020 Annual Meeting of Shareholders of Infinera Corporation, a Delaware corporation, and any postponement, adjournment or other delay thereof (the “Annual Meeting”). The Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/INFN2020 on Thursday, May 21, 2020 at 10:00 a.m. Pacific Time. You will be able to attend the meeting online and submit questions during the meeting by visiting the website listed above. You will also be able to vote your shares electronically at the annual meeting.

This meeting is being held for the following purposes:

1.	To elect to the Board of Directors the three nominees for Class I directors named in the Proxy Statement;

2.

To approve an amendment of the Infinera Corporation 2016 Equity Incentive Plan to (i) increase the number of shares authorized for issuance thereunder by 8,100,000 shares and (ii) effect minor technical revisions and improvements;

3.	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement;

4.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2020; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting was March 26, 2020 (the “Record Date”). Only shareholders of record at the close of business on that date may vote at the Annual Meeting.

Your vote is important. Whether or not you expect to attend the Annual Meeting, it is important that you vote as soon as possible so that your shares are represented. To vote your shares, please follow the instructions on your proxy card, which is being mailed to you on or about April 15, 2020.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board,

/s/ Nancy Erba
Nancy Erba
Chief Financial Officer

Sunnyvale, California
April 14, 2020

Important Notice Regarding Proxy Materials for the Shareholder Meeting

to be Held on May 21, 2020

The Notice of Annual Meeting, Proxy Statement and Form of Proxy are first being mailed on or about April 15, 2020 to all shareholders entitled to vote at the Annual Meeting. This Proxy Statement and our 2019 Annual Report are also available on the Investors page at www.infinera.com.

Virtual Meeting Admission

Shareholders of record as of March 26, 2020 will be able to participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/INFN2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card.

The Annual Meeting will begin promptly at 10:00 a.m. Pacific time on Thursday, May 21, 2020. Online check-in will begin at 9:45 a.m. Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.

Voting. Whether or not you plan to virtually attend the Annual Meeting and regardless of the number of shares of common stock that you own, please cast your vote, at your earliest convenience, as instructed on your proxy card and/or voting instruction form. Your vote is very important. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to virtually attend. You may submit your vote by the internet, telephone, mail or virtually at the Annual Meeting. Voting over the internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs. We encourage all holders of record to vote in accordance with the instructions on the proxy card and/or voting instruction form prior to the Annual Meeting even if they plan on virtually attending the Annual Meeting. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the Annual Meeting should you decide to virtually attend. You may vote using the following methods:

Prior to the Annual Meeting, visit the website listed on your proxy card/voting instruction form to vote via the internet.

During the Annual Meeting, visit our Annual Meeting website

at www.virtualshareholdermeeting.com/INFN2020

Sign, date and return your proxy card/voting instruction form to vote by mail.

Call the telephone number on your proxy card/voting instruction form to vote by telephone.

INFINERA AT A GLANCE

About Infinera

Our Mission Enable an Infinite Network that can provide unlimited communications services to everyone—Everywhere, Always and Instantly

Our Vision Continually challenge conventional thinking to reimagine networking solutions that will provide unique value to our customers and shareholders

Our Differentiation

The Infinera Experience defines our promise of a differentiated business relationship with our customers—from how we design our products for ease of use and help our customers gain a competitive advantage to how we rapidly respond to customer needs, issues, and challenges

Our Company, Customers, and Solutions

$1B+ in Revenue	~1,900 Patents	3,000+ Employees	45+ Countries with Operations

High-End Subcomponent Technology	Systems for Network Infrastructure	Automation Software	Professional Services

1,000+ Customers Worldwide	9 of the Top 10 Service Providers	5 of the Top 6 Internet Content Providers

History of Technology Innovation

Infinera’s Optical Innovation Center has a distinguished history of delivering breakthrough innovation through multi-discipline opto-electronic R&D including: industry-leading high-performance optical engines, revolutionary point-to-multipoint coherent optics, and customized design and production

AISC/DSP Design	Analog Electronics Design	Holistic Co-design	RF Interconnects

Packaging Manufacturing	Packaging Design	PIC Design	PIC Manufacturing

Responsibility & Ethics Throughout Our Business

At Infinera, we apply our innovation mindset to the task of determining what elements of sustainability are most material to our business and to the needs of our stakeholders.

Corporate governance

•	Business ethics
•	Transparency and reporting
•	Supply chain management

Environmental responsibility

•	Greenhouse gas emissions
•	Energy management
•	Waste and hazardous materials management
•	Environmental compliance

Product responsibility

•	Data security
•	Product safety and compliance

Social Responsibility

•	Employee health and safety
•	Employee development and engagement
•	Diversity and inclusion
•	Labor practices and human rights

PROXY STATEMENT SUMMARY

Here are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Virtual Shareholder Meeting

In light of the current COVID-19 pandemic and government orders related to activities in the state and county where we usually hold our annual meeting of shareholders, we believe a virtual meeting would allow the greatest number of shareholders to attend. As such, our 2020 Annual Meeting will be conducted exclusively online via live webcast, allowing all of our shareholders the option to participate in the live, online meeting from any location convenient to them, providing shareholder access to our Board and management, and enhancing participation while supporting the safety of our shareholders and maintaining legal compliance with government orders. Shareholders at the close of business on March 26, 2020 will be allowed to communicate with us and ask questions in our virtual shareholder meeting forum before and during the meeting. All directors and key executive officers are expected to be available to answer questions. For further information on the virtual meeting, please see the “User’s Guide” at the back of this Proxy Statement. Please note that there will not be a physical meeting.

Meeting Agenda and Voting Matters

Agenda Items	Board Vote Recommendation	Page Reference (for more detail)
1. To elect to the Board of Directors the three nominees for Class I directors named in the Proxy Statement to serve until the 2023 annual meeting of shareholders or until their successors have been duly elected and qualified, or until his or her earlier death, resignation or removal from the Board.	FOR EACH DIRECTOR NOMINEE	4
2. To approve an amendment of the Infinera Corporation 2016 Equity Incentive Plan (the “2016 Plan”) to (i) increase the number of shares authorized for issuance thereunder by 8,100,000 shares and (ii) effect minor technical revisions and improvements.	FOR	56
3. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	FOR	66
4. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2020.	FOR	67
5. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

Board Nominees

Name	Age	Director Since	Independent(1)	Committee Memberships(2)
				AC	CC	NGC
Thomas J. Fallon	58	2009	—	—	—	—
Kambiz Y. Hooshmand(3)	58	2009	✓	M	—	M
Amy H. Rice(4)	40	2020	✓	—	—	M

AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Governance Committee;

C = Chairman; M = Member

(1)	Under the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“Nasdaq”).
(2)	The Board suspended the Technology and Acquisition Committee in June 2019 and determined not to reconstitute this committee in March 2020.
(3)	Mr. Hooshmand currently serves as Chairman of the Board.
(4)	Ms. Rice was appointed to the Board and Nominating and Governance Committee effective as of April 13, 2020.

Board and Governance Highlights

Board Independence. Eight out of ten of our directors are independent in accordance with the rules and regulations of the SEC and the listing standards of Nasdaq.

Board Diversity. The Board consists of a diverse group of professionals who bring significant leadership and distinct qualities and skill sets to Infinera. We believe the current composition of the Board is culturally and ethnically diverse, which provides a diverse range of perspectives and experience to engage each other and management to effectively represent our shareholders.

Leadership Structure. We have separated the positions of Chairman and Chief Executive Officer (“CEO”).

Board and Committee Evaluation. The Board and its committees annually assess their performance through an annual self-evaluation.

Board Tenure. The average tenure of our current Board members is approximately five years and eleven months. We have refreshed our Board by appointing three new directors in the last two years.

Board Committees. We have three standing committees of the Board—Audit, Compensation, and Nominating and Governance. All committees are composed entirely of independent directors.

Director Stock Ownership. Each non-employee director is required to own shares of Infinera common stock having a value of at least four times their respective annual cash retainer.

Risk Oversight. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management.

Executive Compensation Program Highlights

The design of our executive compensation program for fiscal 2019 reflects our ongoing commitment to pay-for-performance and the continued strong alignment of the interests of our named executive officers (“NEOs”) with those of our shareholders. At the beginning of fiscal 2019, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2018 and the importance of achieving the successful integration with Infinera of the recently acquired Telecom Holding Parent LLC (“Coriant”). The decisions made reflected a continuing effort to maintain a strong pay-for-performance profile and support accountability of our leadership team for our financial performance. Highlights of our executive compensation program for fiscal 2019 included:

There were no increases in target cash compensation for our CEO. During the Compensation Committee’s annual review in February 2019, the Compensation Committee approved no increase in base salary or annual incentive targets for our CEO. This included maintaining the 20% salary reduction that was applied in December 2017. This decision was based on the Compensation Committee’s view of Infinera’s challenging business environment and an analysis of the market data provided by the Compensation Committee’s independent compensation consultant.

Our long-term incentive program continues to emphasize performance-based awards. For our CEO, 100% of the target value of equity granted in fiscal 2019 was in the form of two performance share awards. The first performance share award was based on the achievement of positive non-GAAP operating income (the “OI PSAs”).

The second performance share award was only granted to our CEO in lieu of time-based RSUs. This award would only vest if the stock price was equal to or greater than $10.00 per share for each trading day during a ninety-calendar day period occurring during a three-year performance period beginning on the grant date. The $10.00 per share target represented a premium of 232% above the closing share price on the date of grant.

We continue to maintain sound corporate governance policies and practices. During fiscal 2019, the following policies and practices continued to be in effect:

• Compensation At-Risk • Executive Clawback Policy • Anti-Hedging Policy • No Pledging of our Common Stock by NEOs • Fully Independent Compensation Committee • Stock Ownership Policy

•  Majority Voting for the Election of Directors

•  No Tax Gross-Ups

•  “Double-Trigger” Change-of-Control Agreements

•  Annual Compensation Risk Assessment

•  No Executive Perquisites

•  Independent Compensation Consultant Reporting Directly to Compensation Committee

INFINERA CORPORATION

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

OUR BOARD OF DIRECTORS

Proposal 1—Election of Directors

We have endeavored to summarize the accomplishments, attributes and experiences of the members of our Board in short bullets to make them easy to read because we think there is little that is more important to emphasize in this proxy statement than the caliber of our directors.

Our Board members have created and patented technologies, founded and grown companies, managed complex financial and accounting issues and spent significant time representing investors and shareholders. We believe that the caliber of our people and the breadth and complementary nature of their skills, attributes and experiences are among the most important aspects of our governance best practices.

WHO WE ARE

The director information we provide below includes their respective ages as of the Record Date, the periods during which they have served as a director, certain information as to their principal occupations, directorships they hold in corporations whose shares are publicly registered and qualifications for serving as a member of the Board, including the skills, qualities, attributes and experiences that led the Board to determine it is appropriate to nominate these directors.

Nominees for election as Class I Directors. If elected, the Class I Directors terms would expire at the 2023 Annual Meeting of Shareholders.

Thomas J. Fallon Age: 58 Chief Executive Officer of Infinera Director since July 2009 Committees: None

Experience:

•

CEO of Infinera (January 2010 to present); President (January 2010 to June 2013); Chief Operating Officer (“COO”) (October 2006 to December 2009; Vice President of Engineering and Operations (April 2004 to September 2006)

•

Vice President, Corporate Quality and Development Operations at Cisco Systems, Inc., a networking and telecommunications company (August 2003 to March 2004); served in a variety of functions at Cisco, including General Manager of the Optical Transport Business Unit and Vice President of Service Provider Manufacturing (March 1991 to August 2003)

•	Served in various manufacturing roles at Sun Microsystems and Hewlett Packard

Other Boards:

•	Hercules Capital, Inc., a public specialty finance company (present)

•	Engineering Advisory Board of the Cockrell School at the University of Texas (present)

Qualifications:

•	Deep knowledge of Infinera and the industry

•	Critical strategic planning, executive management, leadership and director expertise

•	Technical expertise

Kambiz Y. Hooshmand Age: 58 Chairman of the Board since October 2010 Independent Director since December 2009 Committees: Audit; Nominating and Governance

Experience:

•	President and CEO of Applied Micro Circuits Corporation, a communications solutions company (March 2005 to May 2009)

•

Group Vice President and General Manager of Cisco Systems (February 2002 to March 2005); Vice President and Division General Manager of the DSL Business Unit (March 2000 to February 2002); Vice President of Engineering (June 1997 to February 2000)

•	Director of Engineering of StrataCom, Inc., a networking solutions company, which was acquired by Cisco Systems (January 1992 to June 1997)

Other Boards:

•	Former:

•	Power-One, Inc., an energy efficient power solutions company (October 2009 to July 2013, when acquired by ABB Ltd.)

Qualifications:

•	Board and executive leadership

•	Broad knowledge of the business and industry

•	Engineering expertise

Amy H. Rice Age: 40 Independent Director since April 2020 Committees: Nominating and Governance

Experience:

•	Managing Director in Oaktree Capital Management L.P.’s Special Situations Group and leads the group’s investing efforts in several industry sectors (February 2019 to present)

•	Senior Vice President for Oaktree Capital Management L.P. (February 2013 to February 2019)

•	Prior to joining Oaktree in 2009, Ms. Rice spent two years as an associate at Lindsay Goldberg, LLC, and before that, she spent two years as an analyst in the Leveraged Finance group at Deutsche Bank

Qualifications:

•	Expertise in capital markets transactions and merger and acquisition transactions, outside of her primary industry coverage

•	Representative of the investor perspective

Incumbent Class II Directors whose terms expire at the 2021 Annual Meeting of Shareholders

Gregory P. Dougherty Age: 60 Independent Director since January 2019 Committees: Compensation

Experience:

•	CEO of Oclaro, Inc. (June 2013 until its acquisition by Lumentum Holdings Inc. in December 2018)

•	Interim CEO of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology (January 2003 to April 2004)

•	COO of SDL (1997 to 2001, when the company was acquired by JDS Uniphase Corporation), where he continued in the role until 2002

•	Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. (1989 to 1997)

Other Boards:

•	IPG Photonics Corporation, a fiber laser manufacturer (January 2019 to present)

•	Fabrinet, an optical, electro-mechanical and electronic manufacturing services company (February 2019 to present)

•	Max Linear, a fabless integrated circuit design company (March 2020 to present)

•	Former:

•	Oclaro, Inc. (April 2009 to December 2018)

•	Avanex Corporation, a leading global provider of intelligent photonic solution (April 2005 to April 2009, when Avanex and Bookham merged to become Oclaro)

Qualifications:

•	Board expertise as Lead Independent Director and compensation and audit committee chairs

•	Extensive knowledge of the fiber optic component and transceiver markets

•	Significant restructuring and integration experience

Paul J. Milbury Age: 71 Independent Director since July 2010 Committees: Audit (Chair); Compensation

Experience:

•	Cisco Systems—Played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group (2009 to 2010)

•	Vice-President of Operations and Chief Financial Officer (“CFO”) of Starent Networks, Corp, a provider of mobile network solutions (2006 to 2009, when acquired by Cisco Systems)

•	Vice-President and CFO of Avid Technology, a digital media creation, management and distribution solutions company (2000 to 2007)

•	Vice-President and CFO of private internet companies iBelong and JuniorNet (1998 to 2000)

•	Vice-President and Treasurer of Digital Equipment Corporation (1994 to 1998, when acquired by Compaq Computer)

Other Boards:

•	Former:

•	Gigamon, a provider of network visibility and analytics (January 2014 to December 2017, AC Chair, acquired by Elliott Management Corp)

•	Aerohive Networks, a pioneer in cloud-managed WLAN. (November 2012 to August 2014, AC Chair; IPO 2014)

Qualifications:

•	Significant finance, accounting and technology operations experience; Financial Expert

•	Wide executive management and board experience at leading public and private technology companies

David F. Welch, Ph.D. Age: 59 Director since October 2010; previously May 2001 to November 2006 Committees: None

Experience:

•

Co-founded Infinera; Chief Innovation Officer (October 2018 to present); Chief Strategy and Technology Officer (November 2017 to October 2018); President (June 2013 to November 2017); Executive Vice President and Chief Strategy Officer (May 2004 to June 2013); Chief Development Officer/Chief Technology Officer (May 2001 to May 2004)

•	Chief Technology Officer of the Transmission Division of JDS Uniphase Corporation, an optical component company (February 2001 to April 2001)

•	Served in various executive roles, including Chief Technology Officer and Vice President of Corporate Development of SDL, an optical component company (January 1985 to February 2001)

Other Boards:

•	CytoDyn Inc., a biopharmaceutical company (January 2019 to present)

•	Former:

•	Rezolute, Inc., a clinical stage biopharmaceutical company (June 2015 to January 2019)

Other:

•	Holds over 130 patents

•

Has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry

•	Fellow of OSA and the Institute of Electrical and Electronics Engineers

Qualifications:

•	One of the most highly regarded innovators in the optical communications sector

•	Deep technology knowledge of the optical networking industry

•	Experience as an Infinera founder, executive leader and board member

•	Product development, marketing and sales strategies insights

Incumbent Class III Directors whose terms expire at the 2022 Annual Meeting of Shareholders

Sharon Holt Age: 55 Independent Director since June 2019 Committees: Nominating and Governance (Chair)

Experience:

•	Principal at Fraser Stuart Ventures, LLC, a private investment and advisory firm (2016 to present)

•	Advisor to several technology companies (2012 to present)

•

Senior executive at Rambus Inc., a leading technology development and licensing company, where she served as Senior Vice President of Sales, Licensing and Marketing, and Senior Vice President and General Manager of the Semiconductor Business Group (2004 to 2012)

•

Executive at Agilent Technologies in the Semiconductor Products Group (now Broadcom), where her last position was Vice President & General Manager of Americas Field Operations, overseeing sales and technical support operations for the semiconductor business, including ASICs, ASSPs, optical and wireless ICs and previously ran sales operations focused on Agilent’s largest global customers (1999 to 2004)

•	Worked at HP in Applications Engineering, Sales, and Distribution Channel Management for the Semiconductor Products Group (1986 to 1999)

Other Boards:

•	Immersion Corporation, a publicly traded developer of haptics technology for cellphones and other devices (August 2016 to Present; Chair through August 2018)

Qualifications:

•	Board expertise as Lead Independent Director and nominating and governance and compensation committee chairs

•	Wide technology sector executive leadership experience and intellectual property expertise

Marcel Gani Age: 67 Independent Director since June 2014 Committees: Compensation (Chair); Audit

Experience:

•	Independent consultant (2009 to present)

•	Lecturer in Accounting and Finance at the Leavey School of Business at Santa Clara University (2005 to 2009)

•	Held multiple roles at Juniper Networks, Inc., including Chief of Staff (January 2005 to March 2006); Executive Vice President and CFO (February 1997 to December 2004)

•	Vice President and CFO of NVIDIA Corporation (February 1996 to February 1997)

•	Served as CFO of Grand Junction Networks, Primary Access Corporation and NeXT Computer, Inc.

Other Boards:

•	SolarEdge Technologies, Inc., a power optimizer solutions company (March 2015 to present)

•	Former:

•	Envivio, Inc., a video technology company (May 2011 to October 2015.)

Qualifications:

•	Public and private company technology industry CFO experience

•	Financial, accounting and financial reporting experience

Mark A. Wegleitner Age: 69 Independent Director since May 2011 Committees: Nominating and Governance

Experience:

•	President of Wegleitner Consulting, LLC, a privately-owned telecommunications consulting company (April 2011 to present)

•

Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks (September 2007 until his retirement in July 2010). Chief Technology Officer, with responsibility for wireline communications technologies (July 2000 to September 2007)

•	Held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including Chief Technology Officer from January 1999 to July 2000

•	Worked at Bell Laboratories and AT&T General Departments

Qualifications:

•	Extensive telecommunications industry and technology experience

•	Representative of the customer perspective

Departing Director

Mr. Patel is not standing for election at the Annual meeting and will retire from the Board at the conclusion of the 2020 annual meeting. The Board thanks Mr. Patel for his distinguished service to our company and his many contributions as a director.

Rajal M. Patel Age: 51 Independent Director since September 2015 Committees: Nominating and Governance

Experience:

•	Vice President, Infrastructure and Production Engineering for Workday, Inc. (September 2019 to present)

•	Vice President, Cloud Platform Engineering at Symantec Corporation (April 2016 to September 2019)

•	Head of Cloud Engineering at Pinterest (March 2014 to April 2016)

•	Senior Vice President for Technical Operations at Salesforce.com (July 2013 to December 2013)

•	Vice President for Cloud Services Engineering for the Webex collaboration portfolio at Cisco (April 2010 to July 2013)

•	Held various engineering and management roles at Yahoo! Inc. (2004 to early 2010)

•

Worked at Exodus Communications, which was shortly thereafter acquired by Cable and Wireless where he served as Vice President of Network Services and facilitated the integration of Exodus technology assets into Cable and Wireless

•	Began his career at Pacific Bell, which is now AT&T, and over a 10-year span was last the GM of the Advanced Technologies Group

Vote Required

Directors are elected by a majority vote, which means that each of the three director nominees requires the affirmative vote of a majority of the votes cast in order to be elected. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 1—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the three Class I nominees listed above.

HOW WE ARE SELECTED AND ELECTED

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training, attributes and relationships relevant to our business. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with our business, operations and markets.

Each of the nominees to fill positions as Class I directors have consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to the Annual Meeting, proxies solicited by the Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, at its option, or may decide to further reduce the number of directors that constitute the entire Board.

The Board currently consists of ten directors and is divided into three classes. Each class of the Board serves a staggered three-year term. Our Class I directors, whose terms expire at the Annual Meeting, are Thomas J. Fallon, Kambiz Y. Hooshmand, Rajal M. Patel and Amy Rice. After the Annual Meeting, the Board will consist of nine members.

There are three nominees for election to Class I of the Board this year, Messrs. Fallon and Hooshmand and Ms. Rice. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for our Class I directors, if elected, will serve for a three-year term expiring at the 2023 Annual Meeting of Shareholders, or until his successor is duly elected and qualified, or until his earlier death, resignation or removal from the Board.

Our Amended and Restated Bylaws (“Bylaws”) provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director nominee must receive a majority of votes cast with respect to that director nominee. Should one of the nominees up for election not receive a majority of votes cast, the Board, after taking into consideration the recommendation of the Nominating and Governance Committee, will determine whether or not to accept a pre-tendered resignation of such nominee. The Board will publicly disclose its decision and its rationale within 90 days of the certification of the election results. The director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.

We believe the current Board consists of a diverse group of professionals, including former CEOs, CFOs and industry leaders, who bring significant leadership and distinct qualities and skill sets to Infinera, including direct shareholder representation by our second largest shareholder. This group provides a diverse range of perspectives and experience to engage each other and management to effectively represent our shareholders. In addition, the Board added its first female director in June 2019, which further highlights our commitment to diversity. Any search firms retained to assist the Nominating and Governance Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including women and ethnically diverse minorities.

Independence of the Board

On an annual basis, in accordance with the current listing standards of Nasdaq, the Board affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that eight out of ten of our directors (with the exception of Mr. Fallon and Dr. Welch, both of whom are employees of Infinera) are “independent” in accordance with the rules and regulations of the SEC and the listing standards of Nasdaq. Also, all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as more fully described below, are independent directors.

HOW WE GOVERN AND ARE GOVERNED

Although it is important and exciting to focus on opportunities and successes, we at Infinera believe it is also important to focus on responsible compliance, risk management, and governance structures and functions. Success in our sector in particular depends on maintaining an ability to identify challenges early, maintaining best-possible security and governance practices, and fostering an ability to pivot quickly and continually.

Board Oversight of Risk

Risk is inherent with every business and the Board is responsible for overseeing our risk management function, including a regular review of our strategic plans and business objectives. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In addition, each of the committees of the Board considers any risks that may be within its area of responsibilities and Board members, or Board committee members, periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, key accounting and reporting policies, and cybersecurity, as well as meeting with the Head of Internal Audit and our external independent auditors. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Technology and Acquisition Committee assists the Board in fulfilling its oversight responsibilities with respect to managing the risks associated with technology development and smaller acquisitions and investments. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed, and the actions taken by the committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, most recently updated in March 2019, which applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and our directors. The Code of Business Conduct and Ethics reflects our policy of dealing honestly and with integrity with everyone, including our customers, employees, investors and suppliers. We require all employees to complete training on our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics is just one element of the many practices and procedures we utilize to try to create a diverse and inclusive culture that encourages helpful and honest communication both up and down reporting relationship chains. Our executive leaders set the tone for this culture at the top and our ability to maintain a positive and creative work environment depends on its success. Our annual Infinera Sustainability Report describes some of the additional programs and practices we maintain to protect our people and their productivity, health and well-being.

A copy of our Code of Business Conduct and Ethics is posted on our website at www.infinera.com in the Corporate Governance section on our Investors page. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Current Report on Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

The letter from our Board Chair at the beginning of this proxy statement references some of our governance best practices. The Board has adopted Corporate Governance Guidelines which govern, among other things, Board composition, Board responsibilities, committee composition, management succession and shareholder communications. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at www.infinera.com in the Corporate Governance section on our Investors page.

Stock Ownership Policy

The Board believes that it is important to link the interests of our directors and management to those of our shareholders. Accordingly, the Board has adopted a Stock Ownership Policy for our directors and executive officers who are designated as reporting officers under Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Stock Ownership Policy.”

Corporate Social Responsibility

We aim to create a corporation that strategically considers all choices in light of our role in the global community. As an established player in transport networking, we recognize that we have some level of influence in the communities where we operate and in the marketplace. We view this influence as a privilege that inspires us to lead with bold and intentional socially responsible practices. Whenever possible, our hope is to use that influence to drive new best practices and a sense of obligation to the world around us. Each year we summarize our sustainability program and activities in a report, the Infinera Sustainability Report.

These are not just words: we have the practices, metrics, targets and disclosures to back them up. Rather we encourage you to read the current Infinera Sustainability Report and watch for our updated one which we expect to post in the coming months.

In addition:

•

We have leveraged our ability as a company with an immense customer base and supply chain to promote good practices broadly. We not only conduct individual supplier reviews and supplier audits but have achieved 100% certification of our supplier code of conduct. A copy of the Supplier Code of Conduct as well as other related policies related information can be found on the “Corporate Social Responsibility” page of our website at www.infinera.com.

•	We provide detailed diversity data.

•

We are committed to using our design, development and sales practice to protect personal data against unauthorized access, use, retention and disclosure. We are not aware of any complaints about breaches of customers’ privacy or of any leaks, thefts, losses of customers’ personal data from any such breach.

•	All of our full-time employees and regular 24 hr+ part time employees are eligible for all Infinera benefits.

•	We are members of the Responsible Minerals Initiative.

•	We incorporate SASB into our materiality assessment and use both a UN Global Compact and a GRI Index in our ESG reporting.

We are fortunate to operate in a sector that presents relatively few major environmental challenges while creating many opportunities to provide environmental and social benefits. In addition to the practices, targets, metrics and disclosures summarized above, our operations directly help people connect socially and professionally; run their businesses more efficiently, fairly and globally; and enable the management of risks that are created by living in a connected global economy.

HOW WE ARE ORGANIZED

Board Leadership Structure

The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance. Separating the positions of Chairman of the Board and CEO allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chairman of the Board responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things. Mr. Hooshmand has served as Chairman of the Board since October 2010.

The Board also believes that the combination of an independent Chairman of the Board, all three of our current standing committees being comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Agreement with Oaktree Optical Holdings

In April 2020, we entered into a letter agreement with Oaktree Optical Holdings, L.P. (“Oaktree”) pursuant to which we agreed, among other things, to nominate and support Ms. Rice for election as a director at the Annual Meeting. Subject to certain exceptions set forth in the letter agreement, Oaktree and certain affiliates agreed to vote all of its shares at the Annual Meeting in a manner consistent with the recommendation of our board of directors. Oaktree also agreed to customary standstill restrictions.

Information Regarding the Board and its Committees

The Board met 12 times during fiscal 2019. The Board acted by written consent six times during fiscal 2019. During fiscal 2019, each director then in office attended 75% or more of the meetings of the Board other than Dr. Welch who attended 66% of the Board meetings. During fiscal 2019, each director then in office attended 75% or more of the meetings of the committees on which he or she served during the period for which he or she was a committee chairman or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board. Directors are encouraged, but not required, to attend our annual meetings of shareholders. Two members of the Board attended our 2019 Annual Meeting of Shareholders. In addition, John P. Daane stepped down from the Board and did not stand for re-election to the Board in May 2019.

The Board had three standing committees as of the end of fiscal 2019: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board suspended the Technology and Acquisition Committee in June 2019 and determined not to reconstitute this ad hoc committee in March 2020. The Board also established an Integration Oversight Committee with a one-year term in October 2018 (as described in more detail below). Mr. Fallon and Dr. Welch do not currently serve on any committees of the Board.

Name	Board	Audit	Compensation	Nominating and Governance
Gregory P. Dougherty(1)	M	—	M	—
Thomas J. Fallon	M	—	—	—
Marcel Gani	M	M	C	—
Sharon E. Holt(2)	M	—	—	C
Kambiz Y. Hooshmand	C	M	—	M
Paul J. Milbury	M	C	M	—
Rajal M. Patel(3)	M	—	—	M
Amy H. Rice(4)	M	—	—	M
Mark A. Wegleitner	M	—	—	M
David F. Welch, Ph.D.	M	—	—	—

Total Meetings in Fiscal 2019	12	11	6	5

C = Chairman; M = Member

(1)	Effective as of January 29, 2019, Mr. Dougherty joined the Board and replaced Mr. Daane on the Compensation Committee.
(2)

Effective as of June 3, 2019, Ms. Holt joined the Board, effective July 16, 2019, Ms. Holt joined the Nominating and Governance Committee, and effective April 13, 2020 Ms. Holt replaced Mr. Patel as Chairman of the Nominating and Governance Committee.

(3)	Effective as of May 23, 2019, Mr. Patel replaced Mr. Daane as Chairman of the Nominating and Governance Committee and served as Chairman until April 13, 2020.
(4)	Effective as of April 13, 2020, Ms. Rice joined the Board and was appointed to the Nominating and Governance Committee.

Audit Committee

The Audit Committee reviews and monitors our financial statements, financial reporting process and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm as well as our compliance with legal matters that have a significant impact on our financial statements. The Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Any related party transactions are subject to approval by the Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. In addition, the Audit Committee meets in executive sessions, without management present and with the independent registered public accounting firm, during most regular meetings of the Audit Committee. A copy of the Audit Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investors page.

The current members of the Audit Committee are Messrs. Gani, Hooshmand and Milbury. Mr. Milbury chairs the Audit Committee. Each current member of the Audit Committee served the entire fiscal year. The Audit Committee met eleven times during fiscal 2019. The Audit Committee acted by written consent once during fiscal 2019. Each member of the Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of Nasdaq. In addition to qualifying as independent under the Nasdaq rules, each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq Audit Committee requirements. The Board has determined that Messrs. Gani and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Gani and Milbury any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation policies and programs. The Compensation Committee establishes our compensation philosophy and policies, administers all of our compensation plans for executive officers, and recommends the compensation for the non-employee directors of the Board. The Compensation Committee seeks to assure that our compensation policies and practices promote shareholder interests and support our compensation objectives and philosophy as described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investors page.

The current members of the Compensation Committee are Messrs. Dougherty, Gani and Milbury. Mr. Gani chairs the Compensation Committee. In addition, Mr. Dougherty replaced Mr. Daane on the Compensation Committee effective as of January 29, 2019. Other than Mr. Dougherty, each current member of the Compensation Committee served the entire fiscal year. The Compensation Committee met six times during fiscal 2019. The Compensation Committee acted by written consent three times during fiscal 2019. Each member of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”) and satisfies the director and compensation committee independence requirements under the listing standards of Nasdaq.

Non-Executive Equity Award Subcommittee

The guidelines for the size of new hire, promotional and annual retention equity awards for Section 16 Officers are reviewed and approved by the Compensation Committee. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee (the “Subcommittee”) the authority to formally approve new hire, promotional and retention equity awards to certain employees pursuant to guidelines pre-approved from time to time by the Compensation Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. The delegation of authority to the Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards at their discretion. The Subcommittee acted by written consent fourteen times during fiscal 2019. This Subcommittee is currently comprised solely of our CEO (who is also a Board member).

Nominating and Governance Committee

The Nominating and Governance Committee reviews and recommends changes to corporate governance policies and practices applicable to Infinera. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of shareholders. The Nominating and Governance Committee also oversees an annual board evaluation process to determine whether the Board is functioning effectively. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, and evaluating and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Governance Committee oversees our succession planning process. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of the Nominating and Governance Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investors page.

The current members of the Nominating and Governance Committee are Messrs. Hooshmand, Patel, and Wegleitner and Mses. Holt and Rice. In addition, Mr. Patel replaced Mr. Daane as Chairman on the Nominating and Governance Committee effective as of May 23, 2019 and Ms. Holt replaced Mr. Patel as Chairman of the Nominating and Governance Committee effective as of April 13, 2020. Other than Ms. Holt and Ms. Rice, each current member of the Nominating and Governance Committee served during the entire 2019 fiscal year. The Nominating and Governance Committee met five times during fiscal 2019. The Nominating and Governance Committee acted by written consent twice during fiscal 2019. Each member of the Nominating and Governance Committee satisfies the independence requirements under the listing standards of Nasdaq.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate skills and characteristics required of our directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our shareholders’ long-term interests. The Board and the Nominating and Governance Committee follow a process that we consider best practices when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. The Board and Nominating and Governance Committee evaluates the skill sets needed to provide the right level of guidance and oversight to the management team. Within the context of evaluating the skills needed on the Board, the Nominating and Governance Committee also considers diversity attributes, including gender, race, orientation, ethnicity, specialized expertise and a range of insight gathered from relevant industries. These factors, and others considered useful by the Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

The Nominating and Governance Committee leads the search for, selects and recommends candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. From time to time, the Nominating and Governance Committee may engage the services of a search firm to identify director candidates. Any search firms retained to assist the Nominating and Governance Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including women and ethnically diverse minorities. The Nominating and Governance Committee will also consider candidates proposed in writing by shareholders, provided such proposal meets the eligibility requirements for submitting shareholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by shareholders are evaluated by the Nominating and Governance Committee using the same criteria as for all other candidates.

If a shareholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, the shareholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Corporate Secretary at our principal executive offices, and must include the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual would be a nominee for election to the Board;

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy, and (b) if elected, to serve on the Board;

•	The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	Any other information that such shareholder believes is relevant in considering the director candidate.

Technology and Acquisition Committee

At the time the Technology and Acquisition Committee was suspended in June 2019, this committee was comprised of Messrs. Hooshmand, Patel, Wegleitner and Dr. Welch. Mr. Wegleitner chaired the Technology and Acquisition Committee. The Technology and Acquisition Committee met once during fiscal 2019. The Technology and Acquisition Committee did not act by written consent during fiscal 2019.

The Board suspended the Technology and Acquisition Committee in June 2019 in order to re-evaluate its responsibilities. There were no further meetings after its initial meeting in February 2019. The Board finally determined not to reconstitute the Technology and Acquisition Committee in March 2020.

Integration Oversight Committee

In October 2018, the Board formed the Integration Oversight Committee to provide guidance to the management of Infinera in its integration of the business, personnel and infrastructure of Coriant with Infinera, and assist the Board in its oversight of the integration. The Integration Oversight Committee provided general oversight of all activities related to the integration, oversaw the formulation and implementation of a plan for the integration and oversaw the execution, performance and results of the integration. This committee had a one-year term which terminated in October 2019.

The Integration Oversight Committee consisted of Messrs. Dougherty, Hooshmand and Milbury at its termination. Mr. Dougherty had replaced Mr. Daane as a member of the Integration Oversight Committee effective as of March 1, 2019. The Integration Oversight Committee met twice during fiscal 2019. The Integration Oversight Committee did not act by written consent during fiscal 2019.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Messrs. Daane, Dougherty, Gani and Milbury served on the Compensation Committee. None of these individuals was at any time during fiscal 2019, or at any other time, an executive officer or employee of Infinera. No member of the Compensation Committee had any relationship with Infinera during fiscal 2019 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

HOW TO COMMUNICATE WITH US

The board of directors actively seeks input from shareholders, stakeholders, thought leaders and many others to perform its functions optimally. As shareholders bring wide and relevant experiences and have a financial stake in the wisdom of their input, the board values maintaining a number of avenues to receive that input. These include:

•	Shareholder attendance or participation at our annual shareholders meetings

•	Input from proxy voting

•	Use of the company’s various reporting mechanisms such as its “hot lines’ and reports to the internal audit function

•	Participation in our numerous investor relations programs and conferences

Write to the directors as a whole or individually to the following address:

Board of Directors

c/o Corporate Secretary

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. At the direction of the Board, all mail received may be opened and screened for security purposes. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

HOW WE ARE PAID

Our compensation program for our non-employee directors is designed to attract and retain highly qualified, independent directors to represent shareholders on the Board and to act in their best interests. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board. During fiscal 2019, the Compensation Committee engaged an outside advisor to provide relevant market data regarding our director compensation program in order to review the program. The Compensation Committee and Board determined that a mix of cash compensation and equity awards should continue to be used in our compensation program for our non-employee directors. Directors who are also employees of Infinera do not participate in our director compensation program, nor do they receive any additional compensation for their service as directors. The Compensation Committee did not recommend any changes to our director compensation program after its review during fiscal 2019. The full Board last approved changes to the director cash compensation program in December 2015 other than to approve fees for service on the Integration Oversight Committee, which has since ceased to exist.

Director Fees

During fiscal 2019, our cash compensation program for our non-employee directors was as follows:

Position	Annual Retainer Fee ($)
Non-Employee Director	50,000
Chairman of the Board	50,000
Audit Committee Chairman	30,000
Audit Committee Member	12,500
Compensation Committee Chairman	20,000
Compensation Committee Member	10,000
Nominating and Governance Committee Chairman	11,000
Nominating and Governance Committee Member	6,000
Technology and Acquisition Committee Chairman	10,000	(1)
Technology and Acquisition Committee Member	5,000	(1)
Integration Oversight Committee Member(2)	15,000

(1)

The annual retainer fees for the Technology and Acquisition Committee were suspended for the third and fourth quarter of fiscal 2019. The Board determined not to reconstitute the Technology and Acquisition Committee in March 2020.

(2)	Beginning the third quarter of fiscal 2019, the Integration Oversight Committee was disbanded.

We do not pay meeting fees for the Board or any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees are paid in arrears. In addition, we have a policy of reimbursing our non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Equity Awards

Non-employee directors are eligible to receive equity awards as follows:

•

Initial RSU Award. Each individual who commences service as a non-employee director upon his or her appointment to the Board or election at an annual meeting of shareholders will receive an RSU award covering a number of shares with an aggregate fair market value as reported on Nasdaq on the day prior to the grant date equal to approximately $165,000 (the “Initial RSU Award”). The Initial RSU Award vests in annual installments over three years, provided that the non-employee director remains a service provider of Infinera through each applicable vesting date.

•

Annual RSU Award. On the date of each annual meeting of shareholders, each individual who continues to serve as a non-employee director after that annual meeting will be eligible to receive an RSU award covering a number of shares with an aggregate fair market value as reported on Nasdaq on the day prior to the grant date equal to approximately $165,000 (the “Annual RSU Award”). The Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of shareholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

Assuming a non-employee director is appointed to the Board at least six months prior to the next annual meeting of shareholders, such non-employee director will also be eligible for an RSU award covering a number of shares with an aggregate fair market value as reported on Nasdaq on the day prior to the grant date equal to approximately $165,000. The number of shares covering this RSU award will be prorated for the number of months remaining until the next scheduled annual meeting of shareholders.

For the Annual RSU Award in connection with the 2019 Annual Meeting of Shareholders, we granted RSU awards covering 53,745 shares of Infinera common stock to each non-employee director then in office. These RSU awards vest in full on May 21, 2020, subject to each non-employee director’s continued service to Infinera on the applicable vesting date.

Fiscal 2019 Director Compensation

The following table sets forth all of the compensation awarded to or earned by the non-employee members of the Board in fiscal 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Total ($)
John P. Daane(3)	26,813	—		—	26,813
Gregory P. Dougherty	60,041	324,622	(4)	—	384,663
Marcel Gani	82,500	159,623		—	242,123
Sharon E. Holt	31,445	329,997	(5)	—	361,442
Kambiz Y. Hooshmand	128,500	159,623		—	288,123
Paul J. Milbury	97,500	159,623		—	257,123
Rajal M. Patel	61,508	159,623		—	221,131
Mark A. Wegleitner	61,000	159,623		—	220,623

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board, see the disclosure above under “Director Fees.”
(2)

The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2019 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”) and without any adjustment for estimated forfeitures. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the non-employee directors with respect to these awards at the time the shares of Infinera common stock underlying the RSU awards are vested and/or sold. There can be no assurance that the actual value realized by a non-employee director will be at or near the grant date fair value of the RSU awards granted.

(3)	Mr. Daane did not stand for re-election at the 2019 Annual Meeting of Shareholders and no longer serves as a director.
(4)	In addition to the Annual RSU Award, this amount includes the value of an Initial RSU Award upon Mr. Dougherty’s appointment to the Board on January 29, 2020.
(5)	In addition to the Annual RSU Award, this amount includes the value of an Initial RSU Award upon Ms. Holt’s appointment to the Board on June 3, 2020.

Additional Information with Respect to Director Equity Awards

Name	Shares Subject to Stock Awards Outstanding at Fiscal Year-End (#)(1)	Shares Subject to Option Awards Outstanding at Fiscal Year-End (#)
John P. Daane(2)	—	—
Gregory P. Dougherty	91,589	—
Marcel Gani	53,745	—
Sharon E. Holt	107,142	—
Kambiz Y. Hooshmand	53,745	—
Paul J. Milbury	53,745	7,600
Rajal M. Patel	53,745	—
Mark A. Wegleitner	53,745	40,000

(1)	Unvested time-based RSU awards.
(2)	Mr. Daane did not stand for re-election at the 2019 Annual Meeting of Shareholders and no longer serves as a director.

OUR PAY

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information related to the fiscal 2019 compensation program and related decisions for our NEOs identified below.

Executive Summary

Fiscal 2019 was a mixed year for Infinera. Although we had a very strong one-year total shareholder return (“TSR”) of 95%, this was largely due to a depressed share price at the beginning of the year. While we met our synergy targets as part of the integration of Infinera and Coriant and we achieved non-GAAP operating profitability in the fourth quarter of 2019, our financial performance for the full year did not meet our expectations set forth in our 2019 annual operating plan approved by the Board in the beginning of the year.

That mixed performance had a significant impact on our compensation structure and compensation outcomes in fiscal 2019. Last year, our CEO’s compensation reflected this year in many ways, including that:

•	Target pay opportunity was reduced nearly 10% below the level in 2018;

•	Base salary continued to be paid at a level 20% below the level in 2017;

•	Equity-based compensation was shifted to 100% performance-based;

•	No annual cash bonus was earned; and

•	Realized compensation value for our CEO in fiscal 2019 was less than a quarter of his target compensation.

We believe in strong pay and performance alignment, as these pay program decisions and outcomes demonstrate. The remainder of this executive summary will illustrate these various aspects of our compensation program.

Our Company

We are a global supplier of networking solutions comprised of networking equipment, software, and services. Our portfolio of solutions includes optical transport platforms, converged packet-optical transport platforms, optical line systems, disaggregated router platforms, a suite of networking and automation software offerings, and support and professional services. Our end-user’s services and applications include, but are not limited to, high-speed internet access, business Ethernet services, 4G/5G mobile broadband, cloud-based services, high-definition video streaming services, virtual and augmented reality, and the Internet of Things.

•	Our systems are highly scalable, flexible and designed with open networking principles for ease of deployment.

•

We build our systems using a combination of internally manufactured and third-party components. Our portfolio includes systems that leverage our innovative optical engine technology, comprised of large-scale photonic integrated circuits (“PICs”) and digital signal processors (“DSPs”). We optimize the manufacturing process by using indium phosphide to build our PICs, which enables the integration of hundreds of optical functions onto a set of semiconductor chips.

•

This large-scale integration of our PICs and advanced DSPs allows us to deliver high-performance transport networking platforms with features that customers care about the most, including cost per bit, low power consumption and space savings.

•	We design our optical engines to increase the capacity and reach performance of our products by leveraging coherent optical transmission.

Our Named Executive Officers

For fiscal 2019, our NEOs were the following:

•	Thomas J. Fallon, our CEO;

•	Nancy Erba, our CFO

•	Brad D. Feller, our former CFO;

•	David W. Heard, our COO;

•	David L. Teichmann, our Chief Legal Officer (“CLO”) and Corporate Secretary; and

•	Robert J. Jandro, our Senior Vice President, Worldwide Sales.

Fiscal 2019 Management Changes. In February 2019, the Compensation Committee established fiscal 2019 target compensation for our NEOs who were then employed with us. Mr. Feller resigned as CFO from Infinera effective as of August 26, 2019 and was replaced by Ms. Erba effective as of August 26, 2019. Ms. Erba originally joined Infinera on August 1, 2019 as the Senior Vice President, Strategic Finance until her appointment as CFO. Mr. Teichmann was appointed as our CLO and Corporate Secretary effective as of April 1, 2019. Mr. Jandro served in his role for the full fiscal year, but on January 3, 2020, Mr. Jandro informed us of his decision to retire from his position as our Senior Vice President, Worldwide Sales, effective immediately.

Fiscal 2019 Business Results

Our fiscal 2019 financial performance fell short of the expectations we established at the beginning of the year. In particular, our non-GAAP operating loss was $82.5 million compared to a target non-GAAP operating income loss of $45 million established at the beginning of the year in our 2019 bonus plan (the “2019 Bonus Plan”). However, this annualized view of performance could overshadow significant improvements during the year, including a significant drop in operating expenses as a percentage of revenue as we started to benefit from synergies related to reducing headcount, combining systems and decreasing our real estate footprint. It is noteworthy that our non-GAAP operating loss for the second half of the year of $9.7 million compared to a loss of $72.7 million in the first half of the year and included positive non-GAAP operating income of $8.8 million in the fourth quarter of 2019.

However, in spite of these financial outcomes, fiscal 2019 was also a year of significant accomplishment in establishing us as a leader in the optical networking market. Our progress is marked by achievements in four key areas:

•

We made significant improvements in our financial performance, ending the year strong with solid results for the fourth quarter of 2019. Non-GAAP revenue for the quarter was $386 million, exceeding our guidance range, as customer demand remained robust in the quarter. In addition, non-GAAP operating margin improved to positive 2.3% in the fourth quarter of 2019 as we achieved our goal of exiting fiscal 2019 with non-GAAP operating profitability for the quarter.

•	We completed the integration of Coriant and met or exceeded our year one integration goals, laying the foundation for improved operational efficiencies.

•

Our portfolio of products and services enabled us to win new customers in fiscal 2019. We view these wins as important validation of the value we now bring to the market and believe our portfolio positions us well for continued growth.

•

We increased our investment in differentiated optical technology, positioning us to lead in the emerging fifth generation 800 gigabits per second DSP markets and laying the foundation to create an entirely new market category with XR Optics.

The following table illustrates our GAAP revenue and non-GAAP operating loss over the last three fiscal years:

(1)

For a reconciliation of GAAP to non-GAAP revenue, gross profit, gross margin, operating income (loss) and operating margin for fiscal 2019, 2018 and 2017, please see Appendix A to this Proxy Statement.

The following graph shows our 1-, 3- and 5-year TSR as compared to the Standard & Poor’s North American Technology Multimedia Networking Index (“S&P Networking Index”).

Fiscal 2019 Executive Compensation Program Overview

At the beginning of fiscal 2019, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2018 and the importance of achieving the successful integration of Infinera and the recently acquired Coriant. The decisions made reflected a continuing effort to maintain a strong pay-for-performance profile and supported accountability of our leadership team for our financial performance. The key elements of our executive compensation program include base salary, a cash bonus plan and long-term incentives in the form of performance shares and, for executives other than our CEO, time-based RSUs.

Our business is still in a period of transformation. We are making significant progress in this transformation. For example, we reached non-GAAP operating profitability in the fourth quarter of 2019, exited the fourth quarter of 2019 with positive cash flow and also logged significant bookings growth. We have a plan for continued technology innovation over the next several years, as we build on our existing technologies such as DRX/XTM and ICE6, as well as a roadmap for developing new products and technologies, such as XR Optics.

Our compensation plans have been designed to reward our executives, and our employees more broadly, as we make progress toward long-term sustainable profitability and growth. Because we are in this period of transition, our compensation program measures progress on similar metrics in the short- and long-term, and contains rewards for our executives that are earned when certain strategically important financial milestones are met and sustained. We believe this program is in the best interests of and aligned with our shareholders and maximizes the incentive for our employees and executive team to deliver shareholder value.

Due to rapidly evolving business developments, in August 2019, our Compensation Committee worked with Compensia to effect changes to our annual incentive program to ensure that the program retained a motivational value for our NEOs and employees throughout Infinera. The CEO was not included in this program modification; Mr. Fallon continued to be held accountable to goals set at the beginning of the year. As part of this modification for our NEOs, the award payout was capped at 75% of the target opportunity to account for the decreased targets; actual payouts were further modified in a downward fashion due to the exercise of negative Compensation Committee discretion to create better alignment with our financial outcomes.

Executive Compensation Program Structure

Compensation Element (CEO/aggregate NEO(1) allocation at target)	Structure and Attributes

Base Salary (13% CEO/23% NEOs)	• Competitively benchmarked • No base salary increase for our CEO in 2019

Target Annual Cash Incentive (16% CEO/16% NEOs)

•  Based on objective performance metrics(2):

•  75% based on Non-GAAP Operating Income

•  25% based on Positive Cash Flow in Fourth Quarter of 2019

•  Program revised mid-year to account for business developments; payouts capped at 75% of target and goals for CEO not modified

•  CEO received no payout; after negative discretion, other NEOs received payout at 55% of target

Long-Term Performance- Based Stock Awards (71% CEO/27% NEOs)

•  Based on objective performance metrics:

•  75% based on Non-GAAP Operating Income (100% for NEOs other than the CEO)

•  25% based on Market Price of the company’s shares (0% for NEOs other than the CEO)

•  Vesting occurs when pre-set targets for each award are met and sustained for periods required by each award

Long-Term Restricted Stock Awards (0% CEO/34% NEOs)

•  Designed for long-term retention and to provide strong long-term shareholder alignment

•  RSUs vest pro-rata annually over four years. No shares vest prior to the first anniversary of grant

•  CEO receives no restricted stock awards

(1) Only included then-current NEOs at time compensation decisions were made in February 2019
(2) Post-modification

Pay-for-Performance Outcome in Fiscal 2019

Our emphasis on performance-based incentives is evidenced in the chart below, which illustrates our CEO’s target total direct compensation versus his actual realized compensation during the most recent three fiscal years. Target total direct compensation is defined as the sum of the base salary rate approved for each fiscal year, the bonus target for the year, and the grant date target value of equity. The target value of equity reflects the grant date share price of performance share awards, which differs from the value reported in the Summary Compensation Table below. Actual realized compensation includes the base salary and cash annual incentive earned during the year plus the sum of any RSUs and performance shares that vested during the year, valued using the share price on the vesting date.

First, the Compensation Committee kept our CEO’s base salary the same as the prior fiscal year. In addition, target equity awards in fiscal 2019 were equal to the value of target grants in fiscal 2018, and took the form of two performance share awards for our CEO. The Compensation Committee believes keeping CEO pay in line with the prior fiscal year was consistent taking into consideration the performance of Infinera exiting fiscal 2018.

In addition, our CEO’s realized compensation is aligned with our shareholder return in 2019 and was significantly below target in 2017, 2018 and 2019. This relationship between realized pay and our total shareholder return continues a pattern from 2017 and demonstrates the alignment of pay and performance inherent in the design of our executive compensation programs. As the chart below illustrates, realized compensation for our CEO was approximately 70% to 80% below target in each of the most recent three fiscal years.

Our fiscal 2019 payouts reflect the alignment of our executive compensation program with the performance of Infinera. As indicated above, a significant portion of our executive compensation program was designed to align the compensation outcomes for our participating NEOs with performance against measurable objectives.

Bonuses under the amended 2019 Bonus Plan for participating NEOs were determined based on our performance against the achievement of financial targets. The financial performance targets for our participating NEOs under the amended 2019 Bonus Plan (as described in the section “Performance-Based Incentive Cash Compensation (2019 Bonus Plan)-Amended 2019 Bonus Plan”) were tied to non-GAAP operating income for fiscal 2019 and positive cash flow for the fourth quarter of 2019. We met our financial targets under the amended 2019 Bonus Plan, which (after negative Compensation Committee discretion) resulted in a payout at 55% for our participating NEOs. Our CEO was not eligible to participate in the amended 2019 Bonus Plan.

Portions of long-term performance share awards made in 2017 and 2018 were earned at the completion of fiscal 2019. Each of those portions was earned below target levels of performance and were based on two- and three-year performance objectives based on total shareholder return. More details on those payouts are located in the section “Long-term Incentive Compensation-Outstanding Performance Share Awards Granted in Prior Fiscal Years.”

During fiscal 2019, we granted performance share awards with a new type of performance goal related to the achievement of non-GAAP profitability. One hundred percent of the shares subject to the performance award would become eligible to vest based upon our achievement of positive non-GAAP operating income (that is, greater than $0). We did not achieve positive non-GAAP operating income for fiscal 2019 and no shares have become eligible to vest.

Governance of Executive Compensation

Our executive compensation program includes the following executive compensation governance policies and practices:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our NEO’s compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executives and shareholders.

•

Executive Clawback Policy. We maintain an executive clawback policy that applies to our Section 16 Officers and provides for recovery of both cash and equity incentive compensation under specified circumstances.

•	Anti-Hedging Policy. Our Insider Trading Policy prohibits all employees, including our NEOs, and Board members, from hedging their Infinera common stock.

•	Anti-Pledging Policy. Our Insider Trading Policy prohibits our NEOs and Board members from pledging Infinera common stock as collateral for a loan.

•	Fully Independent Compensation Committee. Our executive compensation program is administered annually by the Compensation Committee, which consists solely of independent directors.

•	Stock Ownership Policy. Our Section 16 Officers and the non-employee members of the Board are subject to minimum stock ownership requirements.

•	No Tax Gross-Ups. We do not have any arrangements providing for tax “gross-ups” of any compensation elements with any of our executive officers.

•

“Double-trigger” Change of Control Arrangements. Our change of control agreements contain “double-trigger” arrangements that require a termination of employment without cause or a constructive termination of employment following a change of control of Infinera before payments and benefits are triggered.

•

Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera.

•	No Executive Perquisites. Our executive officers are only eligible to receive the same benefits and perquisites as our other U.S. salaried employees.

•

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee utilizes input from an independent compensation consultant that is retained directly by the Compensation Committee and performed no services for Infinera during fiscal 2019 other than services for the Compensation Committee.

Advisory Vote on Fiscal 2018 Named Executive Officer Compensation—“Say-on-Pay” Vote

In calendar 2019, shareholders were provided with the opportunity to cast an advisory (non-binding) vote (a “say-on-pay” proposal) on the compensation of our NEOs for fiscal 2018. Our shareholders approved this say-on-pay proposal, with more than 96% of votes cast voting in favor of our executive compensation program. Noting the results of this vote, the Compensation Committee considered this when making compensation decisions for fiscal 2019.

In light of the 2019 say-on-pay vote, the Compensation Committee maintained a consistent general approach to our executive officer compensation program. This included a continued emphasis on pay-for-performance through the use of performance shares that reward executive officers only if they deliver value for our shareholders. For fiscal 2019, and as noted above, the Compensation Committee also approved no increases to the base salaries or target annual incentives of our CEO and COO when compensation decisions were made in February 2019. The 2019 Bonus Plan was modified for our NEOs, other than our CEO, and as modified enabled payout to our NEOs only if the financial performance objectives were met.

The Compensation Committee will continue to consider input from our shareholders as reflected in the outcome of our annual say-on-pay vote when making executive compensation program decisions.

Overview of our Executive Compensation Program Philosophy and Process

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract, retain, and reward talented executive officers and to motivate them to pursue our corporate objectives, while fostering the creation of long-term value for our shareholders. To achieve this mission, we take a “pay-for-performance” approach that forms the foundation for the design of our executive compensation program. The Compensation Committee also designs the various components of our executive compensation program to support our company culture (i.e., increasing levels of accountability through the use of “at risk” pay for more senior level employees), the internal company environment relative to industry conditions, current business priorities, strategy and product development cycles, and current market practices of our peer group.

Compensation-Setting Process

Role and Authority of Compensation Committee. The Compensation Committee is responsible for our executive compensation program and all related policies and practices. The Compensation Committee has the responsibility to establish and approve the compensation of each of our executive officers, including our NEOs. In addition, the Compensation Committee reviews and administers our equity and employee benefit plans and programs, which are generally available to our employees, including our NEOs. The Compensation Committee also has the authority to engage its own advisors to assist it in carrying out its responsibilities, and the reasonable compensation for such advisor services is paid by Infinera.

Role of Compensation Consultant. During fiscal 2019, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its independent compensation consultant to provide advice on matters relating to the compensation of our executives and non-employee directors. Compensia provided the Compensation Committee with an analysis of industry sector competitive market data regarding NEO compensation, information on compensation trends, peer group and general market data, as well as assistance with the parameters used to determine the peer group, base salary, incentive plan design and the structure of our executive compensation program. During fiscal 2019, Compensia also provided general observations about our compensation programs and reviewed and provided input on the compensation discussion & analysis section of our Proxy Statement.

Compensia reports directly to the Compensation Committee. Compensia interacted with management at the direction of the Compensation Committee but did not provide any other services for Infinera or its management team in fiscal 2019. Compensia’s fees were paid by Infinera. The Compensation Committee annually reviews the independence of its compensation consultant and during fiscal 2019 determined that there were no conflicts of interest in connection with Compensia’s work.

Determination of CEO Compensation. Our compensation consultant provides market data and considerations for the Compensation Committee regarding the amount and form of our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the Chairman of the Board, in particular with respect to the performance of our CEO. After considering the feedback and recommendations received, all decisions regarding our CEO’s compensation are made by the Compensation Committee, based on its own judgment and after considering the interests of our shareholders, in executive sessions excluding our CEO.

Determination of non-CEO Compensation. As a result of his close working relationship with each of the other NEOs, our CEO is asked to provide his assessment of their performance to the Compensation Committee, including considerations regarding retention and importance of their contributions to Infinera. Our CEO is assisted by our Chief Human Resources Officer in making these assessments. Our CEO then presents his performance assessment of the other NEOs and makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities and equity awards for our NEOs (other than himself). While the Compensation Committee considers the recommendations of our CEO in determining compensation for our other NEOs, ultimately its decisions are based on its own judgment and the interests of our shareholders. None of our NEOs makes any recommendations regarding his own compensation and none of our NEOs are present at meetings in which their compensation is determined. The Compensation Committee finalized compensation decisions for the CEO in executive session without management present.

Executive Compensation Elements

We provide base salaries to attract, retain and motivate our executive officers for their day-to-day contributions, annual incentive cash compensation to link payments to the achievement of our annual financial and/or operational objectives, and long-term incentive compensation delivered in the form of equity awards to align the interests of our executive officers with those of our shareholders and provide significant motivational and retention value to our executive officers. These are the key elements of our executive compensation program. We believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends. In addition, we also provide employee benefits that are generally available to all our employees including our NEOs, and certain severance and “double-trigger” change of control payments and benefits as part of our executive compensation program as described further below.

Allocation of Compensation across Pay Elements

In determining how to allocate an NEO’s target total direct compensation opportunity among these various elements, the Compensation Committee seeks to take into account market competitive practices for companies of a similar size and with a comparable business focus. Individual retention considerations specific to the individual are also factored in the Compensation Committee’s final determination of target total direct compensation. Equity awards, which for fiscal 2019 consisted of awards of time-based RSUs (for our NEOs other than our CEO) and performance shares (for all NEOs), represented the largest component of our NEOs’ target total direct compensation opportunity. This approach was designed to encourage sustained, long-term performance and to ensure alignment of the interests of our NEOs with those of our shareholders. Consistent with our “pay-for-performance” philosophy, a significant portion of our NEOs’ fiscal 2019 target total direct compensation opportunity was completely “at risk,” including 87% of our CEO’s target total direct compensation opportunity as our CEO received all of his equity in performance shares. We define “at risk” compensation as opportunities for which vesting as well as the level of achievement is contingent upon achievement of specified performance conditions. In fiscal 2019, this included the amended 2019 Bonus Plan and performance share awards, where the value of performance shares is included based on the grant date target value of shares awarded.

The following charts show the target total direct compensation mix for fiscal 2019 for our CEO and our other NEOs then employed with us as a group (value of equity awards is determined using grant date fair value):

The foregoing chart for our other NEOs as a group does not take into account new hires during the year that included Ms. Erba and Mr. Teichmann, and reflects decisions made by the Compensation Committee in February 2019 (other than for the integration bonuses) as it related to our NEOs who were then employed with us, for our fiscal 2019 executive compensation program.

Role of Benchmarking and the Compensation Peer Group

In making compensation decisions for our executive officers, the Compensation Committee reviews and analyzes competitive market practices using data drawn from a group of peer companies and the Radford Global Technology survey.

In June 2018, the Compensation Committee reviewed the peer group used for executive compensation decision-making as part of its annual review of the peer group. The changes made in June 2018 were minimal and primarily to account for the recent acquisitions of two of the peer companies. However, in light of the impending acquisition of Coriant in October 2018, the Compensation Committee reviewed the peer group to account for the increased size of Infinera in terms of projected annual revenue and number of employees. The target selection criteria for the peer group identified in August 2018 and used for fiscal 2019 compensation planning were:

•	Industry: companies in the communications equipment or related industry segments;

•	Annual Revenue: $800 million to $3.2 billion;

•	Market Capitalization: $500 million to $4.5 billion; and

•	Location: U.S.-based companies, with a preference for Bay Area headquartered companies.

Based on this recalibration, the new peer group now consists of the following 16 companies:

Ciena Corporation	Lumentum Holdings Inc.*
Cirrus Logic, Inc.*	NETGEAR, Inc.
Coherent, Inc.*	NetScout Systems, Inc.*
EchoStar Corporation*	OSI Systems, Inc.*
Electronics for Imaging, Inc.*	Plantronics, Inc.
Extreme Networks, Inc.	Synaptics Incorporated*
Finisar Corporation	ViaSat, Inc.
Itron, Inc.*	Viavi Solutions Inc.

*

Indicates an addition to the recalibrated peer group for fiscal 2019. Companies removed from the fiscal 2018 peer group included Acacia Communications, ADTRAN, Barracuda Networks, Harmonic, Integrated Device Technology, InterDigital, Oclaro, ShoreTel and Silicon Laboratories.

Given that not all of the peer companies report data for a position comparable to each of our NEOs, the Compensation Committee also reviewed market data derived from the Radford Global Technology survey. In this discussion, where we refer to “market” levels of pay and the “market data,” we are referring to the combined compensation peer group and survey data described above that were then in effect and applicable to our NEOs. Data collected from this updated compensation peer group was considered in negotiating and determining Mr. Teichmann’s initial compensation in connection with his appointment as our CLO in April 2019 and Ms. Erba’s initial compensation in connection with her appointment as our CFO in August 2019.

Use of Market Data

For its fiscal 2019 compensation decisions, the Compensation Committee continued to maintain a holistic and flexible approach in its use of market data. The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead makes its compensation decisions based on a variety of relevant factors, including those listed below. While the Compensation Committee continues to review and reference market data, the data generally is used to inform the Compensation Committee of market practices to ensure that our executive compensation program remains within a generally competitive range of our peers. In addition to the market data, several other factors are taken into account in setting the amount of each NEO’s target total direct compensation opportunity. These factors include:

•

Recruitment, retention and historical factors. The Compensation Committee reviews existing NEO compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•

Lack of directly comparable data for some of our key roles. Compensation data for some of our key positions are often not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•

Market positioning may be distorted by the source of the data. Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at Infinera.

•	Desire to account for other factors not captured in the market data. As discussed below, the Compensation Committee also considers several qualitative factors.

Relevant Qualitative Factors

In addition to our uses of competitive market data as described above, the Compensation Committee considers a range of subjective and qualitative factors when making compensation decisions for our NEOs, including:

•	The role the executive officer plays and the importance of such individual’s contributions to our ability to execute on our business strategy and to achieve our strategic objectives;

•	Each executive officer’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the executive officer;

•	Our CEO’s recommendations and his assessment of each executive officer’s performance (other than his own performance), and with respect to the CEO’s performance, assessment by the Board;

•	The value of unvested equity awards held by each executive officer and in comparison to other members of our executive management team and senior employees;

•	Internal pay equity across the executive management team;

•	The impact of our compensation decisions on key financial and other measures such as our equity award “burn rate”;

•	Our overall performance as compared to internal plans and external benchmarks;

•	The potential impact on shareholder dilution of our compensation decisions relative to peers and historical practices; and

•

Competitive labor market pressures and the likely cost, difficulty and impact on our business and strategic objectives that would be encountered in recruiting a replacement for the role filled by each of our NEOs.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

Fiscal 2019 Compensation

Base Salaries

For fiscal 2019, the Compensation Committee reviewed the base salaries in February 2019 for each of our NEOs who were then employed with us. The Compensation Committee approved no changes to the base salaries of our CEO and COO but did approve increases to such other NEOs after taking into consideration the market data provided by its independent compensation consultant and increased size of the company in terms of scale as well as the challenging integration tasks expected in fiscal 2019. Mr. Teichmann’s base salary was established at the time he joined us in April 2019 and Ms. Erba’s base salary was established at the time she joined us in August 2019, which salaries remained the same through fiscal 2019.

The following table shows the annual base salary for each of our NEOs for fiscal 2018 and fiscal 2019:

Name	Fiscal 2018 Annual Base Salary		Fiscal 2019 Annual Base Salary
Thomas J. Fallon	$520,000		$520,000
Brad D. Feller(1)	$400,000		$425,000
Nancy Erba(2)	—		$425,000
David W. Heard	$520,000	(3)	$520,000
David L. Teichmann(4)	—		$385,000
Robert J. Jandro	$365,000		$420,000

(1)	Mr. Feller resigned as CFO effective as of August 26, 2019. Mr. Feller received a separation payment of $1.5 million upon termination of his employment with us on September 30, 2019.
(2)	Ms. Erba’s annual base salary was set as part of her new hire package in August 2019. Her actual fiscal 2019 salary was prorated based on her length of service during fiscal 2019.
(3)	Mr. Heard’s fiscal 2018 annual base salary increased from $500,000 to $520,000 effective as of October 1, 2018 in connection with his appointment to his new role of COO.
(4)	Mr. Teichmann’s annual base salary was set as part of his new hire package in April 2019. His actual fiscal 2019 salary was prorated based on his length of service during fiscal 2019.

Performance-Based Incentive Cash Compensation (2019 Bonus Plan)

Target Bonus Opportunities. In February 2019, the Compensation Committee reviewed the target bonus opportunities (which are expressed as a percentage of base salary) for fiscal 2019 for each of our NEOs who were then employed with us, and determined that our CEO, CFO and COO would remain the same. After a review of the market data and in light of the increase to Mr. Jandro’s base salary, the Compensation Committee approved a decrease to Mr. Jandro’s target bonus opportunity as a percentage of his base salary. Mr. Teichmann’s target bonus opportunity as a percentage of base salary was established at the time he joined us in April 2019 and Ms. Erba’s target bonus opportunity as a percentage of base salary was established at the time she joined us in August 2019.

The following table shows the target bonus opportunities for each of our NEOs for fiscal 2018 and fiscal 2019.

Name	Fiscal 2018 Target Bonus (as a percentage of base salary)		Fiscal 2019 Target Bonus (as a percentage of base salary)
Thomas J. Fallon	125%		125%
Brad D. Feller	75%		75%
Nancy Erba	—		75	%(1)
David W. Heard	90	%(2)	90%
David L. Teichmann	—		70	%(3)
Robert J. Jandro	100%		80%

(1)

Ms. Erba’s target bonus opportunity (which is expressed as a percentage of base salary) was established as part of her new hire package in August 2019. As part of her offer letter and in light of her joining us in the latter part of the fiscal year, Ms. Erba was guaranteed a bonus under the 2019 Bonus Plan equal to 100% of her target bonus for fiscal 2019 prorated based on her length of service during fiscal 2019.

(2)

Mr. Heard’s fiscal 2018 target bonus opportunity (which is expressed as a percentage of base salary) was changed from 75% to 90% effective October 1, 2018 in connection with his appointment to the new role of COO. In considering the increased target bonus opportunity for Mr. Heard, the Compensation Committee considered the scope of Mr. Heard’s new role as well as the competitive market data provided by Compensia.

(3)

Mr. Teichmann’s target bonus opportunity (which is expressed as a percentage of base salary) was established as part of his new hire package in April 2019. As part of his offer letter, Mr. Teichmann was guaranteed a bonus under the 2019 Bonus Plan equal to at least 50% of his target bonus for fiscal 2019 prorated based on his length of service during fiscal 2019.

2019 Bonus Plan Design. In February 2019, the Compensation Committee approved a 2019 Bonus Plan that was applicable to our NEOs who were then employed with us. Given the continued challenges facing us as we entered fiscal 2019 and the need to successfully integrate Infinera and Coriant, the Compensation Committee considered an emphasis on improved operating income as an important goal that would support alignment of the interests of our executive officers with those of our shareholders. In particular, the Compensation Committee believes that non-GAAP operating income continues to be a key metric for our shareholders that supports a balanced approach to near-term and long-term growth.

Taking these considerations into account, the 2019 Bonus Plan approved in February 2019 established an opportunity for a bonus between 75% and 100% of target for non-GAAP operating income losses of $45 million (threshold) and $35 million (target), respectively. No bonus would be earned for a non-GAAP operating income loss that exceeded $45 million, and the percentage of the target bonus earned would be interpolated on a linear basis for results between threshold and target. The Compensation Committee determined that there would be no opportunity for our NEOs to earn a bonus that exceeds their individual targets. This bonus plan design was intended to balance retention and motivational objectives and a desire to maintain alignment with shareholders with a reasonable profile of executive compensation as we worked to reestablish profitability.

Amended 2019 Bonus Plan. Following the approval of the 2019 Bonus Plan design described above, the Compensation Committee, with management’s assistance, reassessed the appropriateness of the initial non-GAAP operating loss targets and determined to amend the 2019 Bonus Plan. In deciding to revise the 2019 Bonus Plan, the Compensation Committee considered not only the importance of the successful completion of the integration but also the retention concerns of management while maintaining alignment with the interests of our shareholders.

In August 2019, in consultation with Compensia and management, the Compensation Committee approved the amended 2019 Bonus Plan to incorporate a mix of non-GAAP operating income and cash flow goals, weighted 75% and 25%, respectively, and adjusting overall funding thresholds based on non-GAAP operating loss for the full fiscal year and setting positive cash flow thresholds for the fourth quarter of 2019.

In order to maintain our emphasis on pay-for-performance while also recognizing the challenges facing our business, our CEO was excluded from the amended 2019 Bonus Plan and was only eligible to earn a bonus if we achieved the goals established at the beginning of the year. In addition, the maximum payout for our NEOs other than our CEO was reduced from 100% of target to 75% of target.

As a first step in determining fiscal 2019 bonuses becoming payable under the amended 2019 Bonus Plan, we were required to achieve as a precondition both of the following goals during the fourth quarter of 2019:

•	Non-GAAP profitability (after taking into account all 2019 Bonus Plan funding).

•	Positive cash flow (for purposes of the amended 2019 Bonus Plan, cash flow threshold means at least one dollar of positive cash flow for the fourth quarter of 2019).

In the event both funding preconditions were met, the bonus would be determined based on the following financial performance objectives for non-GAAP operating loss (weighted 75%) and cash flow (weighted 25%):

	Operating Loss Threshold	Operating Loss Target	Cash Flow Threshold	Cash Flow Target
Amount	$(97) million	$(77) million	$1	$20 million
Funding % of Target	25%	90%	25%	90%
Actual Results	$(82.5) million		$23.6 million

For any result that falls between the threshold and target levels in the table above, the funding as a percent of target would be determined using straight-line interpolation. Although funding up to 90% of target for each of the operating loss and cash flow targets, the total payout for plan participants at or above SVP level and accordingly, for each of our NEOs (other than Mr. Fallon and Ms. Erba) was capped at 75% of target.

In addition to the minimum financial targets to fund the amended 2019 Bonus Plan, the bonus earned by our NEOs could be modified by an individual performance component that could be used to downward adjust the bonus. In the event that our financial performance was achieved at a level that would trigger a bonus, our CEO would be responsible for reviewing the performance of each NEO (other than himself) and recommending any changes to each NEO (other than himself). The individual performance factor was based on a qualitative assessment of the NEO’s contributions during 2019 and did not include specific, pre-established, individual performance targets. The Compensation Committee then had sole discretion to determine any downward adjustments for each NEO (including the CEO) and the final bonus payout for fiscal 2019.

For purposes of the amended 2019 Bonus Plan, “cash” is defined as non-GAAP cash from operations (excluding cash used to pay integration and restructuring costs), less budgeted capital expenditure for the period and any additional capital expenditure beyond such budgeted amount. For purposes of the amended 2019 Bonus Plan, “non-GAAP operating income” was calculated excluding acquisition-related deferred revenue and inventory adjustments, other customer related charges, non-cash stock-based compensation expenses, amortization of acquired intangible assets, acquisition and integration costs, restructuring and other related costs, litigation charges, intangible asset impairment, and certain purchase accounting adjustments related to Infinera’s acquisitions. For a reconciliation of GAAP to non-GAAP operating income for the fourth quarter and full fiscal year 2019, please see Appendix A to this Proxy Statement.

2019 Bonus Plan Results. Our non-GAAP operating income loss of $82.5 million fell below the threshold established under the original 2019 Bonus Plan in February 2019. As a result, our CEO did not earn a bonus for fiscal 2019 performance.

We did achieve both funding preconditions for the amended 2019 Bonus Plan, including non-GAAP profit of 2.3% for the fourth quarter of 2019 and $23.6 million of cash flow in the fourth quarter of 2019, and finished the year with a non-GAAP operating loss of $82.5 million. Overall, this resulted in bonus achievement of 77% for our NEOs other than our CEO. In light of our overall cash position, the Compensation Committee applied negative discretion and approved limited funding at 55% for our NEOs and limited funding at 70% for our VPs and below. Ms. Erba was paid out at 100% of her target bonus for fiscal 2019 prorated based on her length of service during fiscal 2019 as contractually agreed to as part of her new hire package. Our CEO was not eligible to receive a bonus under the amended 2019 Bonus Plan.

2019 Integration Bonus. In February 2019, the Compensation Committee also approved additional bonuses tied to the successful completion of the integration of Infinera and Coriant, a critical project to drive down costs and for the long-term success of Infinera. These integration bonuses were given to Messrs. Heard, Feller and Jandro and not our CEO. Mr. Feller’s opportunity to earn an integration bonus terminated upon his separation from Infinera. The Compensation Committee established performance goals for each participating NEO that were allocated different weightings in order to drive key integration activities. Full achievement of a performance goal resulted in payout of, and was capped at, 100% for that portion of the integration bonus.

The Compensation Committee approved a target integration bonus opportunity of $650,000 for Mr. Heard, which resulted in a payout of $552,500 upon the achievement of the integration goals set forth below. The following table sets forth the goals, weighting of each goal, resulting percentage of goal met and final payout.

Integration Goals	Weighting	Results	Percentage of Goal Met	Amount Earned
Achieve synergies of $160 million	50%	$198 million	100%	$325,000
Non-GAAP Gross Margin of 36% or above	15%	33.6%	0%	$0
Annual revenue targets for legacy Coriant products and services	20%	Achieved	100%	$130,000
Completion of key integration activities	15%	Partially achieved	80%	$97,500

The Compensation Committee approved a target integration bonus opportunity of $500,000 for Mr. Jandro, which resulted in a payout of $500,000 upon the achievement of the integration goals set forth below. The following table sets forth the goals, weighting of each goal, resulting percentage of goal met and final payout.

Integration Goals	Weighting	Results	Percentage of Goal Met	Amount Earned
Achieve sales synergies of $25.1 million	50%	$30.6 million	100%	$250,000
Succession plan in place during fiscal 2019	25%	Achieved	100%	$125,000
Annual revenue targets for legacy Coriant products and services	25%	Achieved	100%	$125,000

2019 Final Bonus Payouts. The following table sets forth the bonus payments earned for fiscal 2019 by our participating NEOs pursuant to the amended 2019 Bonus Plan and integration bonus plan.

Name	Amended 2019 Bonus Plan Payout	2019 Integration Bonus Payout
Tom J. Fallon	—	—
Nancy Erba(1)	$130,120	—
David W. Heard	$257,400	$552,500
David L. Teichmann	$110,052	—
Robert J. Jandro	$184,800	$500,000

(1)

As part of her offer letter and in light of her joining us in the latter part of the fiscal year, Ms. Erba was guaranteed a bonus under the 2019 Bonus Plan equal to 100% of her target bonus for fiscal 2019 prorated based on her length of service during fiscal 2019.

Mr. Feller’s employment with us terminated as of September 30, 2019 and was not eligible in either of the two bonus programs. Mr. Feller received a separation payment of $1.5 million following his separation.

Long-Term Incentive Compensation

Our long-term incentive compensation opportunities are delivered in the form of equity awards. Annual equity awards for NEOs are generally approved by the Compensation Committee during the first open trading window of each new calendar year.

Equity Compensation Design. Under the 2016 Plan, the Compensation Committee grants equity awards to eligible employees, including our NEOs. All awards to our NEOs were made pursuant to the 2016 other than Ms. Erba’s two awards, which were made under the 2019 Inducement Equity Incentive Plan. The Compensation Committee actively monitors our annual aggregate equity utilization as measured by our burn rate.

The Compensation Committee believes that it is in the best interests of Infinera and our shareholders to grant a combination of time-based and performance-based equity awards to senior level employees, including our NEOs. It also believes that our performance-based equity awards foster a “pay-for-performance” culture and multi-year vesting schedules create longer-term incentives that maintain alignment of the interests of our NEOs with those of our shareholders. Our NEOs benefit from these equity awards based on our sustained performance over time and the ability of our NEOs to create the results that drive shareholder value.

In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports our compensation strategy as follows:

Type of Award	Description	Why It Is Used
Performance Share Award

•  Provides the opportunity to earn shares of Infinera common stock upon the achievement of pre-established performance objectives.

•  If the threshold performance level is not achieved, the entire portion of the award tied to such performance objective is forfeited.

•  Supports pay-for-performance philosophy and retention efforts.

•  Links compensation directly to Infinera’s stock performance in areas identified as important by the Compensation Committee.

•  Increases alignment with interests of shareholders.

RSU Award

•  Provides the opportunity to earn a specified number of shares of Infinera common stock subject to the participant’s continued employment for a specified period.

•  Typically has a three-year or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

• Supports retention and succession planning. • Provides a direct incentive for future performance. • Useful in recruiting new executives.

In February 2019, the Compensation Committee granted annual equity awards for fiscal 2019 in the form of a time-based RSU award and a performance share award to each of our NEOs who were then employed with us, except our CEO. Our CEO was not awarded any time-based RSUs in fiscal 2019 and instead was awarded two performance share awards in March 2019. The Compensation Committee determined to move away performance awards based on TSR and instead focused on increasing revenue and reducing operating expenses as management undertook the task of integration of Infinera and Coriant during fiscal 2019. The Compensation Committee decided to focus on non-GAAP operating income and designed the award to reward sustained positive non-GAAP operating income over four consecutive quarters or a full fiscal year during the three-year performance period that began with fiscal 2019 and ended with fiscal 2021.

The grants made in fiscal 2019 were carefully considered and designed to work in concert with grants made in previous years that will have overlapping performance cycles. For instance, in fiscal 2018, the company made relative TSR performance awards to all our NEOs that will continue to have performance periods through the end of fiscal 2020. Fiscal 2019 awards were structured differently to encourage executives to accelerate our return to sustained profitability and, for our CEO, to make significant gains on our share price. We made this decision carefully, considering the context of overlapping programs from multiple years maintaining our executives’ attention on relative performance and long-term sustained value creation, while providing them with an incentive to deliver value to our shareholders quickly and efficiently.

In determining the size of these annual equity awards, the Compensation Committee considered the factors described above in the sections entitled “Use of Market Data” and “Relevant Qualitative Factors,” with particular attention to market data, internal equity considerations, the potential dilutive impact of the equity awards and the amount and value of unvested equity awards held by each of our NEOs. The Compensation Committee believed a combination of time-based and performance-based equity awards promote close alignment of the interests of our NEOs with those of our shareholders.

The Compensation Committee first determined the target value of long-term incentive compensation for each executive. The number of RSUs and performance shares granted to each executive was then determined based on an average stock price of $5.00 per share and assuming a 100% allocation of target value into performance shares for our CEO, a 50% allocation of target value into performance shares for our COO and a 40% allocation of target value into performance shares for our other NEOs who were then employed by us. Ms. Erba’s and Mr. Teichmann’s allocation were determined as part of their new hire package. The target value approved by the

Compensation Committee differs from the Summary Compensation Table reported value of equity below. The following table sets forth the equity awards granted to our NEOs in February 2019 unless otherwise noted.

		2019 Performance Share Awards
Name	Number of Shares Subject to RSU Awards	Non-GAAP Operating Income	Market Price
Thomas J. Fallon(1)	—	487,500	162,500
Brad D. Feller(2)	132,000	88,000	—
Nancy Erba(3)	562,500	187,500	—
David W. Heard	220,000	220,000	—
David L. Teichmann(4)	220,000	65,000	—
Robert J. Jandro	102,000	68,000	—

(1)	Mr. Fallon’s performance share awards were granted in March 2019.
(2)	Mr. Feller’s employment with us terminated effective as of September 30, 2019.
(3)

Ms. Erba’s awards were granted effective as of August 26, 2020 to coincide with the date of her appointment to CFO. Ms. Erba’s awards were granted under the 2019 Inducement Equity Incentive Plan and not the 2016 Plan.

(4)	Mr. Teichmann’s time-based RSU award was granted effective as of April 1, 2020. Mr. Teichmann’s was awarded an OI PSA in June 2019.

The RSU awards in the table above for Messrs. Feller and Jandro vest in annual installments with one-fourth of the underlying shares of Infinera common stock vesting on May 5th of each of 2020, 2021, 2022 and 2023, subject to the NEO’s continued service with Infinera through each applicable vesting date. Mr. Feller’s outstanding time-based RSUs that had not vested were cancelled upon his separation from Infinera.

In April 2019, Mr. Teichmann, in connection with his new hire, was granted a time-based RSU award covering 220,000 shares. These shares vest in annual installments with one-fourth of the underlying shares of Infinera common stock vesting on April 5th of each of 2020, 2021, 2022 and 2023. In finalizing the terms of this grant, the Compensation Committee considered the scope of Mr. Teichmann’s new role with us as well as competitive market data provided by Compensia. Mr. Teichmann’s OI PSA is subject to the same non-GAAP operating income target granted to the other NEOs and described in more detail below.

In August 2019, Ms. Erba, in connection with her appointment as CFO, was granted a time-based RSU award covering 562,500 shares. These shares vest in annual installments with one-fourth of the underlying shares of Infinera common stock vesting on September 5th of each of 2020, 2021, 2022 and 2023. In finalizing the terms of this grant, the Compensation Committee considered the scope of Ms. Erba’s new role with us as well as competitive market data provided by Compensia. Ms. Erba’s OI PSA is subject to the same non-GAAP operating income target granted to the other NEOs and described in more detail below. Ms. Erba’s two equity awards were granted under the 2019 Inducement Equity Incentive Plan.

Under the terms of the OI PSA for fiscal 2019, the Compensation Committee established a three-year performance period in which 100% of the shares subject to this award will become eligible to vest based upon our achievement of positive non-GAAP operating income (that is, greater than $0) (the “Profitability Goal”) for:

(i) Any of Fiscal Years 2019, 2020 or 2021 (the “Fiscal Year Period”); or

(ii) Each fiscal quarter of Infinera in four (4), consecutive fiscal quarters of Infinera completed during the performance period, excluding our four (4) consecutive fiscal quarters of any Fiscal Year Period (each fiscal quarter of the Company occurring during the Performance Period, a “Fiscal Quarter”).

The OI PSA shall only vest upon the determination by the Compensation Committee of the achievement of the performance metrics and are subject to each NEO’s continued service to Infinera through each applicable vesting date. The Profitability Goal will be measured on a non-GAAP basis, as reported in our earnings release as filed on Form 8-K with respect to any Fiscal Quarter or Fiscal Year Period, as applicable.

Any eligible shares (that is, eligible to vest as a result of performance achievement, as described above) that vest on or before fiscal 2021 shall also have a time-based component such that if the Profitability Goal is achieved before the last day of fiscal 2021, then a number of eligible shares, equal to the product of (A) the number of performance shares that became eligible shares on the date of achievement of such goal, multiplied by (B) a fraction, the numerator of which is the number of whole calendar months within the performance period that was completed through the date of achievement of such goal, and the denominator of which is thirty-six (36) months (with any resulting fractional eligible shares rounded down to the nearest whole eligible share), will vest on the 5th day of the month following the date of achievement, and the remainder will vest on January 5, 2020.

For fiscal 2019, a second performance share award was granted only to our CEO in lieu of time-based RSUs. This award will only vest if the stock price is equal to or greater than $10.00 per share for each trading day during a ninety-calendar day period occurring during a three-year performance period beginning on the grant date. The award is designed to be rigorous and require significant effort to achieve; the $10.00 per share target represents a premium of 232% above the closing share price on the date of grant. Mr. Fallon was not granted time-based RSUs in fiscal 2019. The mix of performance shares for our CEO that measured both non-GAAP operating income and shareholder value creation was intended to reinforce a strong pay-for-performance culture and a commitment to long-term growth in shareholder value. This award represented 25% of the target value of long-term incentives awarded to Mr. Fallon in fiscal 2019.

Results of Performance Shares Through Fiscal 2019. We did not achieve the Profitability Goal for fiscal 2019. Our non-GAAP operating loss for the fiscal year was $82.5 million. As a result, as of the end of fiscal 2019, the target number of shares subject to the OI PSAs granted to each NEO remained unearned and outstanding. These shares are eligible to be earned and vest if the Profitability Goal is achieved during the remainder of the performance period through the end of our fiscal 2021. The second performance award for our CEO was also not triggered in fiscal 2019.

Outstanding Performance Share Awards Granted in Prior Fiscal Years. The following table provides information regarding outstanding performance share awards granted prior to fiscal 2019 that were eligible to be earned in fiscal 2019 by our NEOs based on the achievement of performance with respect to relative TSR, including the performance requirements and number of shares of Infinera common stock earned through fiscal 2019. Mr. Feller’s outstanding equity awards were cancelled upon termination of his employment with us as of September 30, 2019.

Name	Fiscal Year of Grant		Total Number of Performance Shares Remaining at Target (#)	Target Number of Shares that Could Vest for Fiscal 2019 Performance Period (#)	Maximum Number of Shares that Could Vest for Fiscal 2019 Performance Period (#)	Actual Number of Shares Vested for Fiscal 2019 Performance Period (#)
Thomas J. Fallon	2017	(1)	57,415	57,415	114,830	30,217
	2018	(2)	136,416	67,708	135,416	58,032
David W. Heard	2017	(1)	16,666	16,666	33,332	8,771
	2018	(2)	30,555	15,728	31,456	13,094
Robert J. Jandro	2017	(1)	14,011	14,011	28,022	7,373
	2018	(2)	23,610	11,805	23,610	10,118

(1)

In fiscal 2017, the Compensation Committee granted to the NEOs in the table above a performance share award that measures our TSR against the TSR of each of the companies (the “Index Companies”) listed in the S&P Networking Index. This award is subject to a payout of between 0% and 200% of the target number of shares based on our relative performance against the Index Companies for that period, with 100% of the target number of shares allocated to the performance. Our TSR performance for the third and final performance period finished with a ranking of 15 out of 20 Index Companies (26th percentile) listed in the S&P Index. As a result, 52.63% of the target number of shares of our common stock allocated to the second performance period became eligible to vest. For the three-year performance period ended December 28, 2019, the start price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of December 28, 2016 and the end price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of the last day of fiscal 2019.

(2)

In fiscal 2018, the Compensation Committee granted to the NEOs in the table above a performance share award that measures our TSR against the TSR of the Index Companies listed in the S&P Index. This award is subject to a payout of between 0% and 200% of the target number of shares based on our relative performance against the Index Companies for that period, with 100% of the target number of shares allocated to the performance. Our TSR performance for the second performance period finished with a ranking of 13 out of 22 Index Companies (43rd percentile) listed in the S&P Index. As a result, 85.71% of the target number of shares of our common stock allocated to the second performance period became eligible to vest. For the two-year performance period ended December 28, 2019, the start price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of December 28, 2016 and the end price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of the last day of fiscal 2019.

Employee Benefits and Perquisites

Our NEOs are only eligible to receive the same benefits as our U.S. salaried employees except with respect to accrued paid time off as explained below. Infinera and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision and disability benefits, a Section 401(k) plan, and other plans and programs, including the 2007 ESPP, made available to other eligible employees in the applicable country of residence. We provide a matching contribution of up to $2,500 under the Section 401(k) plan that is applicable to all eligible participants, including our NEOs. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs.

All exempt U.S. employees, at any U.S. work location, participate in our “As Needed” FTO Program (“Flexible Time Off”). Under this program, these employees may schedule FTO as they see fit and as business necessity allows, although they must continue to meet all job expectations and remain responsible for ensuring appropriate coverage for the time they will be out of the office. Under this program, FTO does not accrue for these employees.

Additional Information Regarding Our Compensation Practices

Change of Control Payments and Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Infinera and its shareholders. Accordingly, Infinera has entered into Change of Control Agreements (the “COC Agreements”) with each of our NEOs to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera. The current terms of these COC Agreements are included below.

An NEO will receive payments and benefits under the COC Agreement only if his or her employment is terminated without “cause,” or by him or her as a result of a “constructive termination” (as more fully described in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below), beginning on the date three (3) months prior to the first change of control to occur following the effective date of the COC Agreement and ending on the date eighteen (18) months following a change of control of Infinera. The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable to each NEO upon a change of control. The Compensation Committee also believes that should Infinera engage in any discussions or negotiations relating to a change of control that the Board believes is in the best interests of our shareholders, these COC Agreements will help to ensure that our NEOs remain focused on the consummation of such potential transaction, without significant distraction or concern regarding their personal circumstances, such as continued employment.

The following terms apply with respect to each of the NEOs if Infinera undergoes a change of control and the NEO’s employment is terminated without cause or as a result of a constructive termination during the Change of Control Period, subject to such individual entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•

100% of all outstanding equity awards will vest (awards based on the achievement of performance criteria will vest as to 100% of the amount of the award assuming the performance criteria have been achieved at target levels);

•

Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual base salary and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual base salary;

•

Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual target incentive bonus amount and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual target incentive bonus amount; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of 24 months and our other NEOs will be reimbursed for premiums under COBRA for a period of 18 months.

Each COC Agreement will have an initial term of three years commencing on the effective date of such COC Agreement. On the third anniversary of the effective date, such COC Agreement will renew automatically for an additional, one-year term unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal.

Executive Severance Policy

In addition to the change of control-related payments and benefits discussed above, the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Accordingly, the Compensation Committee has adopted an executive severance policy, under which the following severance payments and benefits will become payable if the employment of one of our NEOs is terminated by us without “cause” (as defined in the policy) subject to such individual entering into and not revoking a release of claims in our favor:

•

Our CEO will be paid a lump sum severance payment equal to one and one-half times his annual base salary and our other NEOs will be paid a lump sum severance payment equal to their annual base salary; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of 18 months and our other NEOs will be reimbursed for premiums under COBRA for a period of 12 months.

If an NEO’s employment with Infinera is less than one year, the amount of severance payable to such individual will be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

Acceleration of Equity Awards upon Death or Disability. In addition, all awards granted under our equity incentive plans permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). Because we do not have any policy with respect to severance payments or benefits in the event of an employee’s death or disability other than certain disability and life insurance benefits generally available to our employees, the Compensation Committee believes that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSU awards, performance share awards and stock options.

The estimated payments and benefits that would be received by each NEO in connection with a qualifying termination of employment are presented in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below.

Equity Grant Policy

Under our Equity Grant Policy, the Compensation Committee has delegated to a Subcommittee the authority to grant new hire, promotional and retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. This Subcommittee is currently comprised of our CEO.

The Subcommittee approves the award by written consent on the second Monday of each month to approve new hire, promotional and retention equity awards. Annual focal equity awards are approved by the Compensation

Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers.

Executive Clawback Policy

We maintain an Executive Clawback Policy that applies to our Section 16 Officers (which includes each of our NEOs) and directors. Pursuant to this policy, the Compensation Committee has the authority to seek:

•	Repayment of any cash incentive payment;

•	Cancellation of unvested, unexercised or unreleased equity awards; and

•	Repayment of any compensation earned on previously exercised or released equity awards,

where such payments, equity awards and/or compensation earned on previously exercised or released cash incentive payments and equity awards was predicated on financial results that were augmented by fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera (the “Excess Compensation”), whether or not such activity resulted in a financial restatement. The Compensation Committee shall have sole discretion under this policy, consistent with any applicable statutory requirements, to seek reimbursement for any Excess Compensation paid or received by a Section 16 Officer or director for up to a 12-month period prior to the date of the Compensation Committee action to require reimbursement of the Excess Compensation. Further, following a restatement of our financial statements, we will recover any compensation received by our CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by a Section 16 Officer or director and the compensation that would have been earned by a Section 16 Officer or director had the fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera not occurred.

Stock Ownership Policy

The Board believes that it is important to link the interests of our NEOs to those of our shareholders. Our Stock Ownership Policy requires our non-employee directors and Section 16 Officers (which includes each of our NEOs) to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of (i) the effective date of the policy or (ii) the date of appointment of the director or appointment/promotion of the Section 16 Officer. As of the Record Date, each of our Section 16 Officers and the non-employee members of the Board has either satisfied these ownership guidelines or had time remaining to do so. The specific Infinera stock ownership requirements for our Section 16 Officers and non-employee directors are as follows:

• CEO: • CFO: • Other NEOs: • Non-employee directors:	4x annual base salary 2x annual base salary 1x annual base salary 4x annual cash retainer for annual Board service

Shares of Infinera common stock that count towards satisfaction of this policy include: (i) shares owned outright by the Section 16 Officer or non-employee director or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the Section 16 Officer or non-employee director or his or her family; and (iii) shares subject to vested, unexercised, in-the-money stock options (the “spread” or “intrinsic value” of options). The value of a share of Infinera common stock is measured on the last day of the fiscal year as the greater of (i) the closing price on the date of calculation or (ii) the purchase price actually paid by the person for such share of Infinera common stock (for the avoidance of doubt, the purchase price for shares of Infinera common stock subject to RSU awards, performance share awards and other similar full value awards is zero).

Anti-hedging Policy

Under our Insider Trading Policy, we prohibit our employees, including our NEOs, and Board members, from hedging the risk associated with ownership of shares of Infinera common stock and other securities.

Anti-pledging Policy

Under our Insider Trading Policy, we prohibit our NEOs and directors from pledging any Infinera securities as collateral for a loan.

Tax and Accounting Treatment of Compensation

Prior to 2018, Section 162(m) of the Code generally limited the tax deductibility of compensation paid to the CEO and each of the next three most highly compensated executive officers (excluding the CFO) that exceeded $1 million in any taxable year unless the compensation over $1 million qualified as “performance-based” within the meaning of Section 162(m).

The ability to rely on the “performance-based” compensation exception under Section 162(m) was eliminated in 2017 and the $1 million limitation on deductibility generally was expanded to include any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year beginning after 2016. Thus, we generally will not be able to take a deduction for any compensation paid to our NEOs in excess of $1 million unless the compensation qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. We cannot guarantee that any compensation payable to our NEOs will qualify for the transition relief or that the compensation will ultimately be deductible. Historically, the Compensation Committee had not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and other senior executive officers. Nonetheless, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Marcel Gani (Chair)

Gregory P. Dougherty

Paul J. Milbury

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer, principal financial officer and our three other highest paid executive officers during fiscal 2019. The tables also include Brad D. Feller who served as our principal financial office until August 26, 2019. As previously noted, we refer to these executive officers as our NEOs.

Fiscal 2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total ($)
Thomas J. Fallon	2019	520,000	—		2,439,125	—	—		2,968		2,962,093
Chief Executive Officer	2018	520,000	—		4,362,442	—	—		468		4,882,910
	2017	630,000	—		4,250,478	—	—		312		4,880,790
Nancy Erba(4)	2019	166,731	—		3,660,000	—	130,120	(5)	2,432		3,959,283
Chief Financial Officer	—	—	—		—	—	—		—		—
	—	—	—		—	—	—		—		—
Brad D. Feller(6)	2019	327,981	—		1,078,000	—	—		1,502,968	(7)	2,908,949
former Chief Financial Officer	2018	400,000	—		1,351,009	—	—		468		1,751,477
	2017	400,000	—		1,258,532	—	—		312		1,658,844
David W. Heard	2019	520,000	—		2,156,000	—	809,900	(8)	2,968		3,488,868
Chief Operating Officer	2018	503,077	—		1,783,609	—	—		468		2,287,154
	2017	278,846	215,750	(9)	2,526,000	—	—		312		3,020,908
David L. Teichmann(10)	2019	281,346	50,000	(11)	1,187,450	—	110,052	(12)	2,968		1,631,816
Chief Legal Officer and Corporate Secretary	—	—	—		—	—	—		—		—
	—	—	—		—	—	—		—		—
Robert J. Jandro(13)	2019	418,731	—		833,000	—	684,800	(14)	2,968		1,939,499
Senior Vice President, Worldwide Sales	2018	365,000	—		1,043,955	—	—		468		1,409,423
	2017	365,000	—		1,195,615	—	—		285		1,560,900

(1)	Salary data is provided from payroll records based on the calendar year.
(2)

The amounts reported in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Notes 2 and 16 of the notes to our consolidated financial statements contained in our 2019 Annual Report on Form 10-K filed on March 4, 2020 (the “2019 Annual Report”) for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(3)	For fiscal 2017 and 2018, this amount represented the payment of life insurance premiums. For fiscal 2019, this amount represented the payment of life insurance premiums and 401(k) match.
(4)	Ms. Erba was appointed Senior Vice President of Strategic Finance on August 1, 2019 and was appointed CFO effective as of August 26, 2019. Ms. Erba’s annual base salary was set at $425,000.
(5)	For fiscal 2019, Ms. Erba’s prorated annual target bonus opportunity was fully guaranteed at 100%.
(6)	Mr. Feller resigned as CFO effective as of August 26, 2019 and terminated effective as of September 30, 2019.
(7)

In addition to the payments represented by life insurance premiums and the 401(k) match, Mr. Feller was also paid a separation payment of $1.5 million following his separation from Infinera on September 30, 2019.

(8)

Mr. Heard received a payment of $257,400 from his participation in the amended 2019 Bonus Plan and a payment of $552,500 as part of his Integration Bonus. Please see the section entitled “Fiscal 2019 Compensation—Performance-Based Incentive Cash Compensation (2019 Bonus Plan)” for more information on the amended 2019 Bonus Plan and the Integration Bonus.

(9)

Mr. Heard was not eligible to participate in the 2017 Bonus Plan; however, in connection with his new hire package, he received a one-time bonus in the amount of $215,750, which was paid out at the same time as the 2017 bonus for all Infinera employees in April 2018.

(10)	Mr. Teichmann was appointed Chief Legal Officer and Corporate Secretary on April 1, 2019. Mr. Teichmann’s annual base salary was set at $385,000.
(11)	Mr. Teichmann received a sign-on bonus in connection with his hiring on April 1, 2019.
(12)	Mr. Teichmann received a payment of $110,052 from his participation in the amended 2019 Bonus Plan.
(13)	Mr. Jandro resigned as Senior Vice President, Worldwide Sales effective January 3, 2020.
(14)

Mr. Jandro received a payment of $184,800 from his participation in the amended 2019 Bonus Plan and a payment of $500,000 as part of his Integration Bonus. Please see the section entitled “Fiscal 2019 Compensation—Performance-Based Incentive Cash Compensation (2019 Bonus Plan)” for more information on the amended 2019 Bonus Plan and the Integration Bonus.

Fiscal 2019 Grants of Plan-Based Awards Table

The following table sets forth information regarding fiscal 2019 annual cash incentive compensation and equity awards granted to our NEOs during fiscal 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)		Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Thomas J. Fallon	3/28/2019	—		—		—	—	487,500	(2)	487,500	(2)	—		—	—	2,101,125
	3/28/2019	—		—		—	—	162,500	(3)	162,500	(3)	—		—	—	338,000
							—
Nancy Erba	8/1/2019	130,120		130,120	(4)	130,120	—							—	—	—
	8/26/2019	—		—		—	—	—		—		562,500	(5)	—	—	2,745,000
	8/26/2019	—		—		—	—	187,500	(2)	187,500	(2)			—	—	915,000
							—
Brad D. Feller	2/20/2019	—		318,750	(6)	318,750	—	—		—		—		—	—	—
	2/20/2019	—		—		—	—	—		—		132,000	(7)	—	—	646,800
	2/20/2019	—		—		—	—	88,000	(2)	88,000	(2)	—		—	—	431,200
							—
David W. Heard	2/20/2019	—		351,000	(8)	351,000	—	—		—		—		—	—	—
	2/20/2019	—		650,000	(9)	650,000	—	—		—		—		—	—	—
	2/20/2019	—		—		—	—	—		—		220,000	(7)	—	—	1,078,000
	2/20/2019	—		—		—	—	220,000	(2)	220,000	(2)	—		—	—	1,078,000
David L. Teichmann	4/1/2019	100,047	(10)	150,071	(8)	150,071	—	—		—		—		—	—	—
	4/1/2019	—		—		—	—	—		—		220,000	(11)	—	—	994,400
	6/6/2019	—		—		—	—	65,000	(2)	65,000	(2)	—		—	—	193,050
							—
Robert J. Jandro	2/20/2019	—		252,000	(8)	252,000	—	—		—		—		—	—	—
	2/20/2019	—		500,000	(9)	500,000	—	—		—		—		—	—	—
	2/20/2019	—		—		—	—	—		—		102,000	(7)	—	—	499,800
	2/20/2019	—		—		—	—	68,000	(2)	68,000	(2)	—		—	—	333,200

(1)

For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For performance shares, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 16 of the notes to our consolidated financial statements contained in our 2019 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)

This performance share award can be earned based on the performance of the Company’s achievement of a positive operating income, measured on a non-GAAP basis, on either the fiscal years 2019, 2020 or 2021, or each our fiscal quarters in four (4) consecutive fiscal quarters completed during fiscal 2019 through fiscal 2021. For additional information regarding these performance share awards granted to our NEOs in fiscal 2019, please see the section entitled “Fiscal 2019 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above. Mr. Feller’s performance shares subject to this award were cancelled upon his separation on September 30, 2019. Ms. Erba’s performance share award was granted under the 2019 Inducement Equity Incentive Plan and not the 2016 Plan.

(3)

This performance share award will only vest if the stock price is equal to or greater than $10.00 per share for each trading day during a ninety-calendar day period occurring during the three-year performance period. The performance period for this award was three years from the date of grant. For additional information regarding this performance share awards granted to our CEO in fiscal 2019, please see the section entitled “Fiscal 2019 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(4)	For fiscal 2019 only, Ms. Erba’s prorated annual target bonus opportunity was fully guaranteed at 100%.
(5)

This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on September 5 of each of 2020, 2021, 2022 and 2023, subject to Ms. Erba’s continued service to Infinera through each applicable vesting date. Ms. Erba’s RSU award was granted under the 2019 Inducement Equity Plan and not the 2016 Plan.

(6)

On May 7, 2019, Mr. Feller informed us of his intention to resign as CFO no later than the end of the third quarter of fiscal 2019. As part of this arrangement, we agreed to provide Mr. Feller a separation payment of $1.5 million and 18 months of COBRA benefits. Mr. Feller also agreed that he would no longer be eligible to participate in the 2019 Bonus Plan.

(7)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2020, 2021 and 2022, subject to each NEO’s continued service to Infinera through each applicable vesting date. Mr. Feller’s RSUs subject to this award were cancelled upon his separation on September 30, 2019.

(8)

The original objectives that were established in February 2019 were amended by the Compensation Committee in August 2019. The maximum amount that could be earned by our NEOs was also reduced from 90% at target to 75% at target. This table reflects the updated values that could be earned by each NEO under the amended 2019 Bonus Plan. For a further description of the amended 2019 Bonus Plan applicable to our eligible NEOs (excluding the CEO) and payouts, please see the section entitled “Fiscal 2019 Compensation—Performance-Based Incentive Cash Compensation (2019 Bonus Plan)” in the Compensation Discussion and Analysis above.

(9)

Messrs. Heard and Jandro were eligible to earn an Integration Bonus for fiscal 2019. For a further description of the Integration Bonus applicable to each of Messrs. Heard and Jandro and payouts, please see the section entitled “Fiscal 2019 Compensation—Performance-Based Incentive Cash Compensation (2019 Bonus Plan)” in the Compensation Discussion and Analysis above.

(10)

The threshold reflects the minimum amount that Mr. Teichmann could earn under the 2019 Bonus Plan. For fiscal 2019 only, Mr. Teichmann’s prorated annual target bonus opportunity was fully guaranteed at 50%.

(11)

This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on April 5 of each of 2020, 2021, 2022 and 2023, subject to Mr. Teichmann’s continued service to Infinera through each applicable vesting date.

Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding stock options, RSU awards and performance share awards held by each of our NEOs as of December 28, 2019. The vesting conditions for each award are set forth in the footnotes below the table.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas J. Fallon	2/10/2011	14,286	—	(2)	8.58	2/10/2021	2/23/2016	21,712	(3)	168,919	—		—
	2/10/2011	32,965	—	(2)	8.58	2/10/2021	2/21/2017	—		—	57,415	(4)	446,689
	2/10/2011	30,475	—	(2)	8.58	2/10/2021	2/21/2017	57,415	(5)	446,689	—		—
	2/10/2011	182,250	—	(2)	8.58	2/10/2021	2/15/2018	—		—	135,416	(6)	1,053,536
	—	—	—		—	—	2/15/2018	101,562	(7)	790,152	—		—
	—	—	—		—	—	3/28/2019	—		—	487,500	(8)	3,792,750
	—	—	—		—	—	3/28/2019	—		—	162,500	(9)	1,264,250
Nancy Erba	—	—	—		—	—	8/26/2019	562,500	(10)	4,376,250	—		—
	—	—	—		—	—	8/26/2019	—		—	187,500	(8)	1,458,750
Brad D. Feller	1/13/2014	25,000	—	(11)	9.02	1/13/2021	—	—		—	—		—
David W. Heard	—	—	—		—	—	6/8/2017	75,000	(12)	583,500	—		—
	—	—	—		—	—	6/8/2017	—		—	16,666	(4)	129,661
	—	—	—		—	—	2/15/2018	51,562	(7)	401,152	—
	—	—	—		—	—	2/15/2018	—		—	30,555	(6)	237,718
	—	—	—		—	—	10/1/2018	52,500	(13)	408,450	—
	—	—	—		—	—	2/20/2019	—		—	220,000	(8)	1,711,600
	—	—	—		—	—	2/20/2019	220,000	(14)	1,711,600
David L. Teichmann	—	—	—		—	—	4/1/2019	220,000	(15)	1,711,600	—		—
	—	—	—		—	—	6/6/2019	—		—	65,000	(8)	505,700
Robert J. Jandro	—	—	—		—	—	2/23/2016	7,830	(3)	60,917	—		—
	—	—	—		—	—	2/21/2017	—		—	14,011	(4)	109,006
	—	—	—		—	—	2/21/2017	21,017	(5)	163,512	—		—
	—	—	—		—	—	2/15/2018	—		—	23,610	(6)	183,686
	—	—	—		—	—	2/15/2018	39,843	(7)	309,979	—		—
	—	—	—		—	—	2/20/2019	—		—	68,000	(8)	529,040
	—	—	—		—	—	2/20/2019	102,000	(14)	793,560	—		—

(1)

The closing price of our common stock as of the last trading day prior to our fiscal year end, December 27, 2019, was $7.78 per share, which was used as the value of our common stock in the calculations.

(2)	This stock option grant is fully vested.

(3)	The remaining unvested portion of this RSU grant vests in its entirety on May 5, 2020, subject to the NEO’s continued service to Infinera through each applicable vesting date.
(4)

This performance share award had three performance periods, with one-third (1/3) of the target number of performance-based awards eligible to vest based on our one-year TSR relative to the TSR of each of the Index Companies listed in the S&P Networking Index, one-third (1/3) based on our two-year TSR relative to the TSR of each of the Index Companies, and one-third (1/3) based on our three-year TSR relative to the to the TSR of each of the Index Companies. For purposes of calculating TSR performance for Infinera and each of the Index Companies under these performance share awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and each of the Index Companies leading up to and inclusive of December 31, 2016, which was the last day of fiscal 2016. TSR for Infinera and each of the Index Companies is then calculated by comparing the average closing price of our common stock and each of the Index Companies to this baseline value for the final 60 days of our fiscal 2017, 2018 and 2019. Shares subject to his award will vest on May 5, 2020, as partial achievement of the third and final performance period was met.

(5)	The remaining unvested portion of this RSU grant vests in its entirety on May 5 of 2021, subject to each NEO’s continued service to Infinera through each applicable vesting date.
(6)

This performance share award has three performance periods, with one-third (1/3) of the target number of performance-based awards eligible to vest based on our one-year TSR relative to the TSR of each of the Index Companies listed in the S&P Networking Index, one-third (1/3) based on our two-year TSR relative to the TSR of each of the Index Companies, and one-third (1/3) based on our three-year TSR relative to the to the TSR of each of the Index Companies. For purposes of calculating TSR performance for Infinera and each of the Index Companies under these performance share awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and each of the Index Companies leading up to and inclusive of December 30, 2017, which was the last day of fiscal 2017. TSR for Infinera and each of the Index Companies is then calculated by comparing the average closing price of our common stock and each of the Index Companies to this baseline value for the final 60 days of our fiscal 2018, 2019 and 2020. Shares subject to his award will vest on May 5, 2020, as partial achievement of the second performance period was met.

(7)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2019, 2020, 2021 and 2022, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(8)

This performance share award can be earned based on the performance of our achievement of a positive operating income, measured on a non-GAAP basis, on either the fiscal years 2019, 2020 or 2021, or each our fiscal quarters in four (4) consecutive fiscal quarters completed during fiscal 2019 through fiscal 2021. For a more detailed description of this performance share award, please see the section entitled “Fiscal 2019 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(9)

This performance share award will only vest if the stock price is equal to or greater than $10.00 per share for each trading day during a ninety-calendar day period occurring during the three-year performance period. The performance period for this award was three years from the date of grant. For additional information regarding this performance share awards granted to our CEO in fiscal 2019, please see the section entitled “Fiscal 2019 Compensation-Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(10)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on September 5 of each of 2020, 2021, 2022 and 2023, subject to Ms. Erba’s continued service to Infinera through each applicable vesting date.

(11)	This stock option grant was fully vested. This option was cancelled 90 days after his termination on September 30, 2019.
(12)	The remaining unvested portion of this RSU grant vests in its entirety on July 5 of 2021, subject to Mr. Heard’s continued service to Infinera through each applicable vesting date.
(13)

This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on October 5 of each of 2019, 2020, 2021 and 2022, subject to Mr. Heard’s continued service to Infinera through each applicable vesting date.

(14)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2020, 2021 and 2022, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(15)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on April 5 of each of 2020, 2021, 2022 and 2023, subject to Mr. Teichmann’s continued service to Infinera through each applicable vesting date.

Fiscal 2019 Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSU awards and performance share awards during fiscal 2019 by each of our NEOs.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas J. Fallon	—	—	84,274	373,334
Nancy Erba	—	—	—	—
Brad D. Feller	—	—	36,317	160,884
David W. Heard	—	—	72,188	282,418
David L. Teichmann	—	—	—	—
Robert J. Jandro	—	—	31,621	140,081

(1)

The value realized on the exercise date is based on the difference in the fair market value of our common stock on the exercise date and the exercise price, and does not necessarily reflect the proceeds actually received by the NEO.

(2)	The value realized on the vesting date is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.

2019 CEO Pay Ratio

We are providing the following information regarding the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO (in each case, the annual total compensation was calculated in accordance with SEC rules applicable to the Summary Compensation Table above). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019:

•	Our median employee’s annual total compensation was $90,432.

•	Our CEO’s annual total compensation, as reported on page 45 in the Summary Compensation Table, was $2,962,093.

•	Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 33 to 1.

Pay Ratio Methodology

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

We selected December 1, 2019 as the date on which to determine our median employee, which is a date within the last three months of our last completed fiscal year. As of that date, we had 3,291 employees, with 1,210 employees based in the United States and 2,081 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 25 countries: 26 employees in Malaysia, 19 employees in Argentina, 17 employees in South Africa, 15 employees in Russian Federation, 9 employees in Indonesia, 8 employees in Philippines, 8 employees in Saudi Arabia, 7 employees in Kazakhstan, 7 employees in Poland, 6 employees in Egypt, 6 employees in Taiwan, 4 employees in Belgium, 4 employees in Colombia, 4 employees in Thailand, 3 employees in Hungary, 3 employees in Korea, 3 employees in Vietnam, 2 employees in Denmark, 2 employees in Israel, 2 employees in Serbia, 2 employees in United Arab Emirates, 1 employee in Greece, 1 employee in Luxembourg, 1 employee in Norway, and 1 employee in Turkey.

After taking into account the de minimis exemption, 1,210 employees based in the United States and 1,920 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee from our employee population base, we considered total cash compensation (base salary, including overtime, annual bonus and the sum of other bonuses, which included retention bonuses), as compiled from our payroll records. We selected total cash compensation as this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended December 28, 2019 and annualized for employees who were employed on December 1, 2019 but did not work for us for all of 2019. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 1, 2019.

Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability

Executive Severance Policy

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Executive Severance Policy,” the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Infinera shall not pay severance pursuant to this policy to the individuals subject to this policy in the event of (i) a change of control of Infinera (as defined below), or (ii) if such individual is terminated for Cause (as defined below).

Death and Disability Benefits

Pursuant to the Infinera Corporation 2007 Equity Incentive Plan (the “2007 Plan”) and the 2016 Plan, accelerated vesting is provided in the event of the death (with exceptions in certain circumstances) or permanent disability of an employee, including our NEOs. We do not currently provide any other benefits in the event of an employee’s death or permanent disability.

Change of Control Payments and Benefits

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Change of Control Payments and Benefits,” we entered into COC Agreements with each of our NEOs to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera.

For purposes of these benefits, the following terms have the following meanings:

Change of Control

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors.

“Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction; (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control); or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause	(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Fiscal 2019 Estimated Payments and Benefits Table

The amount of compensation and benefits payable to each of our NEOs (as of the last day of fiscal 2019) in the event of a termination of employment by Infinera, a termination of employment following a Change of Control transaction (as defined above), or a termination of employment due to death or permanent disability has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event occurred on December 28, 2019, the last day of fiscal 2019. The closing price of our common stock as of the last trading day of fiscal 2019 (December 27, 2019) was $7.78 per share, which was used as the value of our common stock in the calculations below. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $7.78 and (ii) subtracting the exercise price for the unvested stock options.

		Potential Payments in Connection With:
Name	Type of Benefit	Termination Under Severance Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)
Thomas J. Fallon	Cash Severance	780,000	1,040,000	—
	Bonus	—	1,300,000	—
	Vesting Acceleration(1)	—	7,962,986	7,962,986
	Continued Coverage of Employee Benefits	48,878	65,171	—

	Total Benefits	828,878	10,368,157	7,962,986

Nancy Erba	Cash Severance	425,000	637,500	—
	Bonus	—	478,125	—
	Vesting Acceleration(2)	—	5,835,000	5,835,000
	Continued Coverage of Employee Benefits	19,581	29,372	—

	Total Benefits	444,581	6,979,997	5,835,000

David W. Heard	Cash Severance	520,000	780,000	—
	Bonus	—	702,000	—
	Vesting Acceleration(3)	—	5,183,682	5,183,682
	Continued Coverage of Employee Benefits	28,206	42,310	—

	Total Benefits	548,206	6,707,992	5,183,682

David L. Teichmann	Cash Severance	385,000	577,500	—
	Bonus	—	404,250	—
	Vesting Acceleration(4)	—	2,217,300	2,217,300
	Continued Coverage of Employee Benefits	28,206	42,310	—

	Total Benefits	413,206	3,241,360	2,217,300

Robert J. Jandro	Cash Severance	420,000	630,000	—
	Bonus	—	504,000	—
	Vesting Acceleration(5)	—	2,149,700	2,149,700
	Continued Coverage of Employee Benefits	18,650	27,975	—

	Total Benefits	438,650	3,311,675	2,149,700

(1)

The vesting of 1,023,520 shares of common stock would accelerate if Mr. Fallon was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2019.

(2)

The vesting of 750,000 shares of common stock would accelerate if Ms. Erba was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2019.

(3)

The vesting of 666,283 shares of common stock would accelerate if Mr. Heard was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2019.

(4)

The vesting of 285,000 shares of common stock would accelerate if Mr. Teichmann was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2019.

(5)

The vesting of 276,311 shares of common stock would accelerate if Mr. Jandro was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2019.

RISK ASSESSMENT OF COMPENSATION PRACTICES

At the request of the Compensation Committee, a review of the risks associated with our organization-wide compensation policies and practices was conducted for fiscal 2019 compensation. This assessment covered topics including: our compensation policies and practices; a review of each of the compensation vehicles that we employ; the identification of any compensation design features that could encourage excessive risk taking; and the controls, policies and plan features that mitigate our compensation risk.

Although all compensation programs were considered, particular attention was paid to incentive-based plans and arrangements involving variable payouts, where an employee might be able to influence payout factors and compensation plans and arrangements involving our executive team. The review found that, because our incentive programs are based primarily on financial objectives important to Infinera, we avoid an over-emphasis on shorter-term financial goals. In addition, the financial objectives used to determine the performance measures for our incentive-based compensation plans and arrangements were found to be substantially derived from our annual operating plan, which is approved by the Board.

In addition, the assessment considered the controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce or encourage risk-taking. Those elements include the Compensation Committee’s ability use discretion to adjust payouts on most awards; strong stock ownership requirements for our Section 16 Officers; a clawback policy; and the existence of, and training related to, corporate standards of business conduct and ethics.

This risk assessment was presented to and reviewed by the Compensation Committee. The Compensation Committee agreed with the result of the review, which concluded that the risks associated with our compensation policies and practices were being effectively managed. We have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on Infinera.

PROPOSAL 2—APPROVAL OF AMENDMENT OF THE INFINERA CORPORATION

2016 EQUITY INCENTIVE PLAN

The Board believes that our future success depends on our ability to attract and retain talented employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for Infinera. The Board believes that equity awards motivate high levels of performance, more closely align the interests of employees and shareholders by giving employees an opportunity to hold an ownership stake in Infinera, and provide an effective means of recognizing employee contributions to the success of Infinera. At the Annual Meeting, we are requesting that shareholders approve (i) an increase to the number of shares of our common stock (the “Shares”) authorized for issuance thereunder by 8,100,000 Shares and (ii) effecting minor technical revisions and improvements.

The 2016 Plan has not been amended in any material way, other than to effect minor technical revisions and improvements, as discussed further below, including affirmatively providing that no dividends may be paid or distributed to any unvested equity. Upon recommendation of the Compensation Committee, the Board approved amendments to the 2016 Plan on March 5, 2020 and March 26, 2020, subject to the approval of our shareholders at the Annual Meeting.

As of March 28, 2020, there were 883,163 Shares available for issuance pursuant to awards that may be granted under the 2016 Plan, excluding Shares already subject to outstanding awards granted under our predecessor 2007 Plan that, if forfeited, would be added to the number of Shares reserved under the 2016 Plan. If the proposed amendment to the 2016 Plan is not approved by our shareholders, the 2016 Plan will remain in effect without the amendment and awards will continue to be made under the 2016 Plan to the extent Shares remain available. However, in this event, we may not be able to continue our equity incentive program in the future. This could preclude us from successfully attracting and retaining highly skilled employees. The Board and the Compensation Committee believe that the additional Shares under the increased Share reserve will enable us to continue to use the 2016 Plan to achieve our recruiting, retention and incentive goals and will be essential to our future success.

If our shareholders approve this amendment to the 2016 Plan, we currently anticipate that the Shares will be sufficient to meet our expected needs through the date of our 2021 annual meeting of our shareholders (“2021 Annual Meeting”). In determining the number of Shares to be reserved for issuance under the 2016 Plan, the Compensation Committee and the Board considered the following:

•

Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we granted in the past three years. In fiscal 2017, 2018 and 2019, we granted equity awards covering 5.197 million, 4.277 million and 11.152 million Shares, respectively, or a total of approximately 20.626 million Shares over the three-year period.

•

Forecasted Grants. In determining the projected Share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) the Shares that would be available for grant under the 2016 Plan, if our shareholders approve this amendment to the 2016 Plan, which is 8,983,163 Shares (consisting of 883,163 Shares available for issuance under the 2016 Plan as of March 28, 2020, plus the 8,100,000 additional Shares pursuant to this amendment to the 2016 Plan, and excluding Shares already subject to outstanding awards granted under the 2007 Plan that, if forfeited, would be added to the number of Shares reserved under the 2016 Plan); (ii) the estimated number of Shares to be added to the 2016 Plan from forfeited awards under the 2007 Plan; and (iii) forecasted future grants, which are “value-based,” meaning that Share amounts granted will be determined based on a dollar value of the award to be granted to the participant and stock price of Infinera. Due to our value-based grant program, any significant changes in our stock price as compared to the stock price we assumed for forecasting purposes could cause our actual Share usage to deviate significantly from our anticipated Share usage.

•	Proxy Advisory Firm Guidelines. Given our significant institutional shareholder base, the Compensation Committee and the Board considered proxy advisory firm guidelines.

Outstanding Awards

The following table sets forth information regarding all outstanding stock options and RSUs and performance shares under all of our equity plans (other than our 2007 Employee Stock Purchase Plan (the “2007 ESPP”)) as of March 28, 2020. We do not currently have any outstanding stock options under the 2016 Plan. The last sales price of our common stock as reported on The Nasdaq Global Select Market on March 27, 2020, was $5.14 per share.

Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested Performance Shares / RSUs Outstanding	Number of Shares Available for Grant under 2016 Plan(1)
604,979	$8.33	0.96	21,270,819	883,163

(1)	There are no other outstanding equity plans under which awards of shares could be granted.

Reasons for Voting for the Proposal

The 2016 Plan has been designed consistent with best corporate governance practices.

•	Administration. The 2016 Plan is administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.

•

Shareholder Approval is Required for Additional Shares. The 2016 Plan does not contain an annual “evergreen” provision but instead reserves a fixed maximum number of Shares for issuance. Shareholder approval is required to increase that number.

•

Share Counting Provisions. Under the 2016 Plan, if an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will not become available for future grant under the 2016 Plan. Shares used to satisfy the tax withholding obligations for awards other than options and stock appreciation rights will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan or the 2007 Plan.

•

Minimum Vesting Requirements. 95% of the Shares reserved for issuance under the 2016 Plan may be issued only through awards that cannot vest in less than one year from the date of grant unless the vesting of such awards is accelerated due to the participant’s death, disability, or retirement or a termination of the participant’s service that occurs in connection with our change in control.

•

Limited Vesting Acceleration Upon a Change in Control. Except (x) as permitted under the minimum vesting requirements and (y) for any awards made to non-employee directors, the administrator shall not be permitted to accelerate the vesting of an award upon a change in control other than in the event an award is not assumed or substituted for as described in this proposal below in the section entitled “Description of the 2016 Plan—Merger or Change in Control.”

•

Repricing Prohibition. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

•

Non-Employee Director Award Limits. Under the 2016 Plan, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

•

No Dividends on Options and Stock Appreciation Rights Until Shares are Issued or on Other Equity Awards While Unvested. Under the revised 2016 Plan, shareholders are being asked to approve an amendment to the 2016 Plan so that no participant will have any rights to dividends or any other shareholder rights with respect to any Shares subject to options or stock appreciation rights until such Shares are issued following award exercise, and any dividends that the administrator may determine will be payable on any other equity awards will be subject to the same vesting criteria, forfeitability, and/or transferability restrictions as apply to the Shares subject the awards on which such dividends would be paid.

Our executive officers and directors have an interest in the approval of the 2016 Plan by our shareholders because they would be eligible to receive awards under the 2016 Plan.

Description of the 2016 Plan

The following paragraphs provide a summary of the principal features of the 2016 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2016 Plan and is qualified in its entirety by the specific language of the 2016 Plan. A copy of the 2016 Plan is provided as Appendix B to this Proxy Statement.

Purposes. The purposes of the 2016 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance units, and performance shares as the administrator of the 2016 Plan may determine.

Authorized Shares. Subject to the adjustment provisions contained in the 2016 Plan, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan is equal to the sum of (1) 22,700,000 Shares plus (2) Shares subject to awards granted under the 2007 Plan that after May 12, 2016, expire, are forfeited or otherwise terminate without being exercised in full (to the extent they were exercisable), or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of Shares that may be added to the 2016 Plan with respect to awards granted under the 2007 Plan pursuant to this clause (2) above is 7,700,000 Shares). Our shareholders are being asked to approve an increase of 8,100,000 Shares in the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan. Thus, if our shareholders approve this increase, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan will be increased to 30,800,000 Shares, plus the number of Shares described in clause (2) above.

Shares may be authorized, but unissued, or reacquired Shares. If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will cease to be available for future grant under the 2016 Plan. Shares used to satisfy the tax withholding obligations related to an award, except with respect to options and stock appreciation rights, will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. Shares used to pay the exercise price of an award will not be available for future grant or sale under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan or the 2007 Plan.

Plan Administration. The Compensation Committee (or other committee appointed by the Board) administers the 2016 Plan. The Board or any committee of directors or other individuals satisfying applicable laws appointed by the Board or a duly authorized committee of the Board may administer the 2016 Plan. With respect to awards granted or to be granted to certain officers and key employees intended to be an exempt transaction under Rule 16b-3 of the Exchange Act (“Rule 16b-3”), the members of the committee administering the 2016 Plan with respect to those awards must qualify as “non-employee directors” under Rule 16b-3 will administer the 2016 Plan with respect to such awards. In the case of awards that historically were intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the 2016 Plan provided for administration with respect to those awards by a committee consisting of two or more “outside directors” within the meaning of Section 162(m). However, this provision relating to Section 162(m) no longer applies under the amended 2016 Plan due to changes to certain tax laws that have eliminated the “performance-based compensation” exemption under Section 162(m).

Subject to the provisions of the 2016 Plan, the administrator will have the power to determine the award recipients and the terms of the awards not inconsistent with the 2016 Plan, including the exercise price, the number of Shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable by an option holder upon exercise. The administrator also will have the authority to amend existing awards, to determine fair market value of Shares, to construe and interpret the 2016 Plan and awards granted under the 2016 Plan, to establish rules and regulations, including sub-plans for the purpose of satisfying, or qualifying for favorable tax treatment under, applicable laws in jurisdictions outside of the United States, and to make all other determinations necessary or advisable for administering the 2016 Plan. The administrator’s decisions and interpretations will be final and binding on all participants and any other holders of awards, and will be given the maximum deference permitted by law.

No Repricing. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

Vesting Requirements. Awards granted under the 2016 Plan are required to vest no earlier than the one-year anniversary of the awards’ grant date, except that (a) without regard to such limitation, vesting of awards can be accelerated due to a participant’s death, disability or retirement, or service termination in connection with our change in control, and (b) awards that result in the issuance of up to an aggregate of 5% of the Shares reserved for issuance under the 2016 Plan may granted under the 2016 Plan, or outstanding awards granted under the 2016 Plan modified, without regard to such limitation. The administrator may provide for the acceleration of an award granted under the 2016 Plan in connection with the termination of a participant’s service upon or in connection with our change in control. Except for any awards granted to non-employee directors or as described above in this paragraph, the administrator will not be permitted to accelerate the vesting of awards upon our change in control other than if the awards are not assumed or substituted for in our change in control.

Eligibility. We will be able to grant stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares under the 2016 Plan to our employees, consultants and non-employee directors, and employees and consultants of our parent or subsidiary corporations. We will be able to grant incentive stock options under the 2016 Plan only to individuals who, as of the time of grant, are employees of ours or of any parent or subsidiary corporation of ours. As of March 28, 2020, we had seven non-employee directors, and approximately 3,376 employees (including five NEOs) and 47 independent consultants.

Non-Employee Director Award Limits. The 2016 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2016 Plan. However, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service as a non-employee director. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

Certain Other Limits. In any fiscal year, subject to any adjustment provisions contained in the 2016 Plan, the maximum aggregate number of Shares covering equity awards that a participant is permitted to receive under the 2016 Plan is:

•	With respect to stock options, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to stock appreciation rights, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to restricted stock, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to RSUs, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee; and

•	With respect to performance shares, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee.

The 2016 Plan also provides that during any fiscal year, the maximum aggregate initial value (based on the fair market value of the Shares underlying the award on the award’s grant date) of performance units that a participant is permitted to receive under the 2016 Plan is $7,500,000. The 2016 Plan as amended clarifies that such limit for performance units is on a fiscal year by fiscal year basis.

Dividends. Until Shares are issued under a stock option or stock appreciation right granted under the 2016 Plan, the holder of such awards will have no right to receive dividends or any other rights as a shareholder with respect to the Shares subject to the award and no adjustment will be made for a dividend or other right for which the record date occurs before the date the related Shares are issued under the stock option or stock appreciation right award (other than subject to the adjustment provisions contained in the 2016 Plan, as discussed under “Certain Adjustments” further below). The 2016 Plan, as amended, provides that whether payable in Shares or otherwise, any dividends or distributions payable with respect to Shares subject to a restricted stock award granted under the 2016 Plan will be subject to the same restrictions on transferability and/or forfeitability as the Shares subject to such award. The Administrator also may determine, in its discretion, that such restricted stock awards will not be eligible to receive any dividends or other distributions during the period of restriction applicable to the award. The 2016 Plan, as amended, provides further that holders of any restricted stock units, performance shares and performance units granted thereunder will have no right to receive dividends or other distributions as a shareholder with respect to the Shares subject to such awards unless the Administrator determines otherwise, in which case any such dividends or distributions will be subject to the same vesting criteria and forfeitability provisions as the Shares subject to such award on which they are paid. For clarity, the Shares reserved for issuance under the 2016 Plan will not be reduced by dividends or other distributions that are paid on the Shares subject to awards granted under the 2016 Plan.

Stock Options. We are able to grant stock options under the 2016 Plan. Each option will be evidenced by an award agreement that specifies the exercise price, the number of Shares subject to the option, the maximum term of the option, forms of consideration for exercise, and such other terms and conditions as the administrator determines, subject to the terms of the 2016 Plan. The exercise price of options granted under the 2016 Plan must be at least equal to the fair market value of our common stock on the date of grant, except in special, limited circumstances as set forth in the 2016 Plan. The maximum term of a stock option must not exceed 10 years. However, with respect to any participant who owns more than 10% of the voting power of all classes of outstanding stock of ours or of any parent or subsidiary of ours, the maximum term of an incentive stock option granted to such participant must not exceed five years and such option’s per share exercise price must equal at least 110% of the fair market value of a Share on the grant date. Generally, the fair market value of a Share is the closing sales price of a Share on the relevant date as quoted on Nasdaq. Options will be exercisable at such times and under such conditions as determined by the administrator and as set forth in the applicable award agreement. The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the administrator, the participant generally will be able to exercise the vested portion of the option for three months following his or her termination for reasons other than death or disability, and for 12 months following his or her termination due to disability or death while holding the option (to the extent vested on the date of disability or death). However, in no event can an option be exercised after the expiration of the term of the option.

Stock Appreciation Rights. We are able to grant stock appreciation rights under the 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying Shares between the exercise date and the date of grant. Each stock appreciation right will be evidenced by an award agreement that specifies the exercise price, the term of the stock appreciation right, and other terms and conditions as determined by the administrator, subject to the terms of the 2016 Plan. The per Share exercise price of a stock appreciation right will be no less than 100% of the fair market value per Share on the date of grant.

Stock appreciation rights will be exercisable at such times and under such conditions as determined by the administrator and set forth in the applicable award agreement. The maximum term of a stock appreciation right must not exceed 10 years. The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each stock appreciation right. In the absence of such a determination by the administrator, the participant generally will be able to exercise the vested portion of the stock appreciation right for three months following his or her termination for reasons other than death or disability, and for 12 months following his or her termination due to disability or death while holding the stock appreciation right (to the extent vested on the date of disability or death). However, in no event can a stock appreciation right be exercised after the expiration of the term of the option. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be paid in cash, Shares, or a combination of both.

Restricted Stock. We are able to grant restricted stock under the 2016 Plan. Restricted stock awards are grants of Shares that may be subject to various restrictions, which may include restrictions on transferability and forfeiture provisions. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan.

Restricted stock awards may (but are not required to) be subject to vesting conditions, as the administrator specifies (subject to the minimum vesting requirements), and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed (subject to minimum vesting requirements). Recipients of restricted stock awards generally will have full voting rights with respect to such Shares upon grant without regard to vesting, unless the administrator provides otherwise. Unless otherwise determined by the administrator, a participant generally will forfeit any Shares of restricted stock as to which the restrictions have not lapsed as of a date specified in the award agreement (such as the participant’s termination of service).

Restricted Stock Units. We are able to grant RSUs under the 2016 Plan. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one Share. Each RSU award will be evidenced by an award agreement that specifies the number of RSUs subject to the award, vesting criteria (which may include accomplishing specified performance criteria or continued service to us), form of payout, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan. RSUs result in a payment to a participant if the performance goals or other vesting criteria are achieved or the awards otherwise vest. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed (subject to the minimum vesting requirements). The administrator determines in its sole discretion whether an award will be settled in cash, Shares, or a combination of both.

Performance Units and Performance Shares. We are able to grant performance units and performance shares under the 2016 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals or other vesting criteria established by the administrator are achieved or the awards otherwise vest. Each award of performance units or performance shares will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award, as determined by the administrator, subject to the terms and conditions of the 2016 Plan. On or before the date of grant, the administrator will establish an initial dollar value for each performance unit. Each performance share will have an initial value equal to the fair market value of a Share on the date of grant. The administrator in its discretion will establish performance goals or other vesting criteria (which may include continued service), which, depending on the extent to which they are met, will determine the value or number of performance units or performance shares to be paid out. After the grant of performance units or performance shares, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares (subject to the minimum vesting requirements). The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, Shares, or in some combination of both.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2016 Plan generally will not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or our other securities, or other change in our corporate structure affecting Shares, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the completion of such proposed transaction.

Merger or Change in Control. The 2016 Plan provides that in the event of our merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, in accordance with the following: (i) the assumption or substitution of the award by the acquirer or successor corporation or its parent or subsidiary, (ii) termination of the award upon or immediately prior to the consummation of the merger or change in control following written notice and subject to the next paragraph, (iii) subject to the next paragraph, (A) termination of the award in exchange for an amount of cash and/or property in an amount that would have been attained upon exercise or realization of the award as of the date of the merger or change in control, or (B) replacement of the award with other rights or property, or (iv) any combination of the above. The administrator will not be required to treat all awards, all awards held by a participant, or all awards of the same type, similarly.

If outstanding awards (or portion of the awards) are not assumed or substituted for, the awards will fully vest and become exercisable and all restrictions will lapse, except that with respect to awards subject to performance-based vesting, performance criteria will be deemed achieved based on actual performance measured through the last date that the awards remain outstanding (or such earlier date that the administrator may determine), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the adjusted performance period (or to the extent applicable, the value of the consideration to be received by our shareholders in connection with the merger or change in control). In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant that such award will be exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period.

Dissolution or Liquidation. In the event of our dissolution or liquidation, the administrator will notify each participant as soon as practicable before the effective date of the proposed transaction. To the extent not previously exercised (as applicable), an award granted under the 2016 Plan will terminated immediately before the consummation of such proposed transaction.

Plan Amendment; Termination. The administrator has the authority to amend, alter, suspend, or terminate the 2016 Plan at any time, provided such action does not impair the existing rights of any participant unless mutually agreed in writing. The 2016 Plan will terminate automatically in 2026, unless we terminate it sooner.

Forfeiture of Awards. The 2016 Plan adds grants the administrator authority to specify in an award agreement that a participant’s rights, payments and benefits with respect to an award granted under the 2016 Plan will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The 2016 Plan also provides that awards granted under the 2016 Plan also will be subject to any Infinera clawback policy as may be established or amended from time to time. The administrator may require a participant to forfeit, return or reimburse to Infinera all or a portion of an award and any amounts paid under the award pursuant to the terms of Infinera’s clawback policy or in order to comply with applicable laws.

Number of Awards Granted to Employees and Directors

The number of awards, and Shares subject thereunder, that an employee, director, or consultant may receive under the 2016 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth the aggregate number of Shares subject to RSUs and performance shares (at target) granted under the 2016 Plan during fiscal 2019 to each of our NEOs; our current executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group. There were no stock options granted to any employees (including our NEOs) or directors in fiscal 2019.

Name of Individual or Identity of Group and Principal Position	Dollar Value of Award(s) ($)(1)	Number of RSUs and Performance Shares Granted (#)
Thomas J. Fallon Chief Executive Officer	2,439,125	650,000
Nancy Erba Chief Financial Officer	—	—
Brad D. Feller(2) Former Chief Financial Officer	1,078,000	220,000
David W. Heard Chief Operating Officer	2,156,000	440,000
David L. Teichmann Chief Legal Officer and Corporate Secretary	1,187,450	285,000
Robert J. Jandro Senior Vice President, Worldwide Sales	833,000	170,000
All current executive officers as a group	9,654,075	2,175,000
All current directors who are not executive officers as a group	2,087,233	617,456
All employees (excluding executive officers as a group)	36,101,346	8,149,690

(1)

For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For performance shares, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 16 of the notes to our consolidated financial statements contained in our 2019 Annual Report, for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)	Mr. Feller’s equity awards were cancelled upon his separation from Infinera on September 30, 2019.

U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Infinera of awards granted under the 2016 Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options. A participant recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the grant date and the one-year anniversary of the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares on or before the two- or one-year anniversaries described above (a “disqualifying disposition”), he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Nonstatutory Stock Options. A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the Shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired through the exercise of a nonstatutory stock option, any subsequent gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Stock Appreciation Rights. A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any Shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, RSUs, performance shares, or performance units is granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the Shares underlying the award (less any cash paid for the Shares) on the date the award is granted.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax. In addition, a participant’s annual “net investment income”, as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of Shares issued pursuant to awards granted under the 2016 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Infinera. We generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). However, special rules limit the deductibility of compensation paid to our CEO and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) as it was in effect during fiscal year 2018, we could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) were met. These conditions included (among others) shareholder approval of the 2016 Plan and its material terms, setting certain limits on the number of Shares subject to awards and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually was vested or paid. As a result of the Tax Cuts and Jobs Act of 2017, for taxable years beginning on or after January 1, 2018, and except for certain grandfathered arrangements, under Section 162(m), any compensation over $1,000,000 paid to the covered employees is not deductible to Infinera.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND INFINERA WITH RESPECT TO THE GRANT AND VESTING OR EXERCISE OF AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS

THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY TO WHICH THE SERVICE PROVIDER MAY BE SUBJECT.

Summary

The Board believes that it is in the best interests of our company and our shareholders to continue to provide employees, consultants and directors with the opportunity to acquire an ownership interest in Infinera through the grant of equity awards under the 2016 Plan and thereby encourage them to remain in our service and more closely align their interests with those of our shareholders.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the amendment to (i) increase the number of shares authorized for issuance thereunder by 8,100,000 shares and (ii) effect minor technical revisions and improvements.

PROPOSAL 3—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our shareholders with the opportunity to express their views on the compensation of our NEOs.

As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly-qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our shareholders. The specific goals that our current executive compensation programs reward are focused on financial objectives, including specific non-GAAP operating loss targets. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 24 for additional details about our executive compensation programs, including information about the fiscal 2019 compensation of our NEOs.

The Board is asking our shareholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, the Board recommends that our shareholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED: That the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying footnotes and narrative disclosures.”

As an advisory vote, this say-on-pay proposal is not binding upon Infinera, the Board or the Compensation Committee. However, Infinera, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our shareholders and will continue to consider our shareholders’ feedback in evaluating future compensation options for our NEOs.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 3—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

OUR AUDITORS

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 28, 2019 and has further directed that we submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm is not required pursuant to our Bylaws, our other governing documents or law. However, we are submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its shareholders.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit, audit-related, tax and other services provided by Ernst & Young LLP for the fiscal years ended December 28, 2019 and December 29, 2018. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2019	2018(1)
Audit Fees	$5,009,000	$6,493,000
Audit-Related Fees	—	135,000
Tax Fees	362,000	485,000
All Other Fees	532,000	257,000

Total Fees	$5,903,000	$7,370,000

(1)	Prior year numbers have been reclassified to conform to current year classification.

Audit Fees

This category includes Ernst & Young LLP’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions, consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions, comfort letters, and consents issued in connection with SEC filings. Fiscal 2018 fees were higher than the fiscal 2019 fees because of the additional fees for a registered debt offering and acquisition-related work in connection with our acquisition of Coriant, partially offset by higher fiscal 2019 fees for a full year audit of the combined company.

Audit-Related Fees

This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit fees.” Audit-related services principally include due diligence services in connection with acquisitions.

Tax Fees

This category includes fees for tax compliance, tax advice, tax planning and transfer pricing.

All Other Fees

This category consists of any permitted services provided by Ernst & Young LLP that are not included in the category descriptions under “Audit Fees,” “Audit-Related Fess” or “Tax Fees” in the table above, and principally includes non-audit services, including permissible business and advisory consulting services.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes, if any, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 4—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 26, 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Gani and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by our independent registered public accounting firm. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis. A copy of the Audit Committee charter is available on our website at www.infinera.com.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 28, 2019 with our management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinera.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 28, 2019 for filing with the SEC.

Submitted by the members of the Audit Committee:

Paul J. Milbury (Chair)

Marcel Gani

Kambiz Y. Hooshmand

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal shareholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of the Board in the case it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to the Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, the Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

On March 4, 2020, Dr. Welch, our Chief Innovation Officer and a member of the Board, was granted an award of 650,000 performance-based shares. This award provided for a number of quantitative and qualitative performance objectives related to the successful development of our XR Optics program. These shares may vest up to 100% over a four-year period through the end of fiscal 2024 upon the achievement of various performance metrics within specified time periods during this four-year range.

We did not engage in any other related party transactions during fiscal 2019.

DELIQUENT SECTION 16(a) REPORTS

The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2019 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2019 with the exception that Dr. Welch was late filing a Form 4 with respect to three transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 28, 2019 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	14,835,144	(1)	$8.41	20,586,694	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	14,835,144			20,586,694

(1)	This amount includes the following:
•	729,979 shares issuable upon the exercise of outstanding stock options granted under the 2007 Plan.
•

11,600,707 shares subject to RSUs granted under the 2007 Plan and 2016 Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•

2,504,458 shares issuable pursuant to outstanding stock awards that have been granted under the 2007 Plan, but not yet earned as of December 28, 2019. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the section entitled “Fiscal 2019 Compensation-Long-Term Incentive Compensation” in the Compensation Discussion and Analysis. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(2)	This amount includes 12,437,898 shares of common stock available for future issuances under the 2007 ESPP.

OUR SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	Each person known by us to be the beneficial owner of more than 10% of any class of our voting securities;

•	Our NEOs;

•	Each of our directors; and

•	All current executive officers and directors as a group.

The information provided in this table is based on our records, information filed with the SEC and information provided to Infinera, except where otherwise noted. To our knowledge and unless as otherwise indicated, each shareholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. Percentage beneficially owned is based on 183,197,658 shares of common stock outstanding on the Record Date. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of the Record Date(1)		Total Beneficial Ownership	Percent Beneficially Owned
5% or More Shareholders
FMR LLC(2)	27,120,389	—		27,120,389	14.80%
Oaktree Optical Holdings, L.P.(3)	25,175,384	—		25,175,384	13.74%
The Vanguard Group(4)	16,173,674	—		16,173,674	8.83%
BlackRock, Inc.(5)	13,066,352	—		13,066,352	7.13%
Named Executive Officers and Directors
Thomas J. Fallon(6)	1,482,246	432,499		1,914,745	1.04%
Nancy Erba	—	—		—	*
Brad D. Feller(7)	259,972	0		259,972	*
David W. Heard	116,796	112,387		229,183	*
David L. Teichmann	—	55,000		55,000	*
Robert J. Jandro(8)	201,481	83,111		284,592	*
Gregory P. Dougherty	12,615	53,745		66,360	*
Marcel Gani	240,573	53,745		294,318	*
Sharon E. Holt	—	53,571		53,571	*
Kambiz Y. Hooshmand(9)	122,589	53,745		176,334	*
Paul J. Milbury	72,355	61,345	(10)	133,700	*
Rajal M. Patel(11)	60,213	53,745		113,958	*
Mark A. Wegleitner	85,489	93,745	(12)	179,234	*
David F. Welch, Ph.D.(13)	1,619,084	306,253		1,925,337	1.05%

All Current Executive Officers and Directors as a Group (13 Persons)	3,814,960	1,354,109	(14)	5,169,069	2.82%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by vested, unexercised stock options as of the Record Date and stock options, RSUs or other rights that are expected to vest within 60 days of the Record Date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the stock options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

According to a Schedule 13G/A filed with the SEC on February 7, 2020 by FMR LLC (“FMR”), Abigail P. Johnson (FMR’s Director, Chairman and CEO) and Fidelity Growth Company Fund (“Fidelity”). Such amendment states that FMR is deemed to be the beneficial owner of 27,120,389 shares by virtue of its control over Fidelity, which is deemed to be the beneficial owner of 12,590,819 shares as a result of its acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Such amendment further states that (a) FMR has sole voting power over

10,421,158 shares, shared voting power over no shares, sole dispositive power over 27,120,389 shares, and shared dispositive power over no shares; (b) Ms. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 27,120,389 shares, and shared dispositive power over no shares and (c) Fidelity has sole voting power over 12,590,819 shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over no shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)

According to Forms 4 filed on March 18, 2020 and March 23, 2020 and a Schedule 13D/A filed with the SEC on March 19, 2020 jointly, pursuant to a joint filing agreement, by (i) Oaktree Optical Holdings, L.P., a Delaware limited partnership (“Optical”), whose principal business is to invest in securities; (ii) Oaktree Fund GP, LLC, a Delaware limited liability company (“GP LLC”), whose principal business is to serve as and perform the functions of the general partner of certain investment funds including Optical; (iii) Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), whose principal business is (A) serve as, and perform the functions of, the general partner of certain investment funds or to serve as, and perform the functions of, the managing member of the general partner of certain investment funds or (B) to act as the sole shareholder of certain controlling entities of certain investment funds; (iv) Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), whose principal business is to serve as, and perform the functions of, the general partner of GP I; (v) OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), whose principal business is to serve as, and perform the functions of, the general partner of Capital I and to hold limited partnership interests in Capital I; (vi) Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), whose principal business is to serve as, and perform the functions of, the managing member of Holdings I; (vii) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), whose principal business is to act as the holding company and controlling entity of each of the general partner and investment adviser of certain investment funds and separately managed accounts; and (viii) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP” and together with Optical, GP I, Capital I, Holdings I, Holdings, OCG and GP LLC, collectively, the “Reporting Persons”), whose principal business is to serve as, and perform the functions of, the manager of OCG. The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(4)

According to a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”). Vanguard is the beneficial owner of 16,173,674 shares and has sole voting power over 168,101 shares, shared voting power over 35,086 shares, sole dispositive power over 15,994,818 shares and shared dispositive power over 178,856 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

According to a Schedule 13G/A filed with the SEC on February 10, 2020 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 13,066,352 shares and has sole voting power over 12,688,972 shares and sole dispositive power over 13,066,352 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)	Shares held by The Fallon Family Revocable Trust dated 9/7/1994.
(7)	Mr. Feller resigned as CFO effective as of August 26, 2019 and terminated effective as of September 30, 2019.
(8)	Mr. Jandro resigned as Senior Vice President, Worldwide Sales effective January 3, 2020.
(9)	Consists of (i) 64,042 shares held by Mr. Hooshmand; and (ii) 58,547 shares held by 2002 Hooshmand Family Trust UA 03/01/2002.
(10)	Includes (i) 7,600 vested, unexercised stock options and (ii) 53,745 unvested RSUs.
(11)	Shares held by The Rajal & Brinda Patel Trust U/A DTD 9/6/2016.
(12)	Includes (i) 40,000 vested, unexercised stock options and (ii) 53,745 unvested RSUs.
(13)

Consists of (i) 1,499,291 shares held by The Welch Family Trust U/A DTD 4/3/1996; (ii) 117,293 shares held by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; and (iii) 2,500 shares held by Dr. Welch as trustee for his children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his children.

(14)	Includes (i) 469,576 vested, unexercised stock options and (ii) 884,533 unvested RSUs.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2021 Annual Meeting, shareholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than December 4, 2020, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement to shareholders in connection with this year’s Annual Meeting.

Under Rule 14a-8 of the Exchange Act, if the date of the 2021 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, shareholder proposals must be received by us within a reasonable time before our solicitation is made.

To be raised at the 2021 Annual Meeting, shareholder proposals must comply with our Bylaws. Under our Bylaws, a shareholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for the Board that the shareholder wishes to raise at our 2021 Annual

Meeting. To be timely, the shareholder notice must be received by our Corporate Secretary no later than February 17, 2021 nor earlier than January 18, 2021. To be in proper written form, the shareholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a shareholder nomination of a candidate for the Board, the shareholder notice must also include certain information as set forth in our Bylaws about both the nominee and the shareholder making the nomination. If you wish to bring a shareholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. Our current Bylaws may be found on our website at www.infinera.com in the Corporate Governance section on our Investors page.

Under our Bylaws, if the date of the 2021 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the shareholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2021 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by GlobeNewswire, Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2021 Annual Meeting is first made.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of this Proxy Statement, our Annual Report and any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089, Attention: Corporate Secretary, or call (408) 572-5200. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

/s/ Nancy Erba
Nancy Erba Chief Financial Officer

Sunnyvale, California

April 14, 2020

USER’S GUIDE

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:

We are providing you access to these proxy materials in connection with the solicitation of proxies by the Board for use at the 2020 Annual Meeting of Shareholders to be held exclusively virtually on Thursday, May 21, 2020 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These materials were first sent or given to shareholders on or about April 15, 2020. You are invited to virtually attend the Annual Meeting and requested to vote on the items described in this proxy statement.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/INFN2020.

Q:	Why are you holding a virtual meeting instead of a physical meeting?

A:

In light of the current COVID-19 pandemic and government orders related to activities in the state and county where we operate, we believe that a virtual Annual Meeting would allow the greatest number of shareholders to attend. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and our Company. We believe that hosting a virtual Annual Meeting will enable more of our shareholders to attend and participate in the meeting since our shareholders can participate from any location around the world with Internet access.

Q:	How can I attend the virtual Annual Meeting?

A:	The Annual Meeting will be a completely virtual meeting of shareholders conducted exclusively by a live audio webcast.

If you are a shareholder of record as of the close of business on March 26, 2020, the record date for the Annual Meeting, you will be able to virtually attend the Annual Meeting, vote your shares and submit your questions online during the meeting by visiting www.virtualshareholdermeeting.com/INFN2020. You will need to enter the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you are a shareholder holding your shares in “street name” as of the close of business on March 26, 2020, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank, trustee or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid “legal proxy” from your broker, bank, trustee or other nominee.

The online meeting will begin promptly at 10:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.

If you wish to submit a question for the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/INFN2020, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions).

Q:	What can I do if I need technical assistance during the Annual Meeting?

A:	If you encounter any difficulties accessing the virtual Annual Meeting webcast please call the technical support number that will be posted on the Annual Meeting website log-in page.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, shareholders will be asked to vote on:

•

The election of three Class I directors to serve until the 2023 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, or until his or her earlier death, resignation or removal from the Board;

•	The approval of an amendment of the 2016 Plan to (i) increase the number of shares authorized for issuance thereunder by 8,100,000 shares and (ii) effect minor technical revisions and improvements;

•	The approval, on an advisory basis, of the compensation of Infinera’s NEOs, as described in the Proxy Statement; and

•	The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2020.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, the persons named as proxies will vote the shares represented thereby at their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the chairperson of the meeting or approval of the holders of common stock representing a majority of the votes present virtually or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:

Proposal 1—Directors are elected by a majority vote, which requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote for each nominee at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—The approval of an amendment of the 2016 Plan to (i) increase the number of shares authorized for issuance thereunder by 8,100,000 shares and (ii) effect minor technical revisions and improvements, requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—The approval, on an advisory basis, of the compensation of Infinera’s NEOs requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Proposal 4—The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2020, requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes, if any, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 4.

Stock Ownership

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are the shareholder of record with respect to those shares, and this Proxy Statement has been sent directly to you.

Beneficial Owners—If your shares are held through a broker, bank, trustee or other nominee, rather than directly in their own name, you are considered the “beneficial owner” of shares held in “street name.” The Proxy Statement has been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, bank, trustee or other nominee. Because a beneficial owner is not the shareholder of record, you may not vote these shares virtually at the Annual Meeting unless you obtain a legal proxy issued in your name from the broker, bank, trustee or other nominee that holds your shares, giving you the right to vote your shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:

Shareholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such shareholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 183,197,658 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares held as of the Record Date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank, trustee or other nominee.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence virtually of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if they (i) are present virtually at the Annual Meeting or (ii) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker non-votes are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker non-vote and how are they counted at the Annual Meeting?

A:

A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a non-routine proposal because the broker does not have discretionary voting power with respect to such proposal. Broker non-votes will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal.

Q:	Which proposals are considered “routine” or “non-routine?”

A:

The election of directors (Proposal 1), the amendment of the 2016 Plan (Proposal 2) and the non-binding advisory vote on Infinera’s NEO compensation (Proposal 3) are “non-routine” matters for which discretionary voting power does not exist under applicable rules. A broker, bank, trustee or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals 1, 2 and 3. Thus, if you hold your shares beneficially in street name and you do not instruct your broker, bank, trustee or other nominee how to vote with respect to Proposals 1, 2 and 3, no votes will be cast on your behalf.

The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered a “routine” matter for which discretionary voting power exists under applicable rules. A broker, bank, trustee or other nominee may generally vote on routine matters without instructions from the beneficial owner of the shares being voted, and therefore no broker non-votes are expected to exist in connection with Proposal 4.

Q:	How can I vote my shares virtually at the Annual Meeting?

A:

Shareholders of Record—Shares held in your name as the shareholder of record may be voted virtually at the Annual Meeting, even if previously voted by another method. You will need the 16-digit control number on your proxy card or voting instructions to vote at the Annual Meeting.

Beneficial Owners—Shares held beneficially in street name may be voted virtually at the Annual Meeting only if you obtain a legal proxy issued in your name from the broker, bank, trustee or other nominee that holds your shares, giving you the right to virtually vote the shares at the Annual Meeting. Otherwise, you will not be permitted to virtually vote at the Annual Meeting. You will need the 16-digit control number on your proxy card or voting instructions to vote at the Annual Meeting.

Even if you plan to virtually attend the Annual Meeting, we recommend that you submit your vote as described in this Proxy Statement and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without virtually attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy (please refer to the voting instructions in this Proxy Statement or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee (please refer to the voting instructions provided to you by your broker, bank, trustee or other nominee).

Internet—Shareholders of record with Internet access may submit proxies by following the instructions in this Proxy Statement. Shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks, trustees or other nominees.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit their vote by completing, signing and dating their proxy card or voting instruction card where indicated and returning it in the accompanying prepaid envelope.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:

If you are a shareholder of record or have obtained a proxy voting form from your broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. If you are a beneficial owner of shares and your broker, bank, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1, 2 or 3 and will be counted as broker non-votes with respect to these proposals. With respect to Proposal 4, your broker, bank, trustee or other nominee will have the discretion to vote your shares.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Shareholders of Record—If you are a shareholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) virtually attending the Annual Meeting and voting (although virtual attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent to our principal executive offices, Attn: Corporate Secretary. A shareholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m. Eastern Time, on the day prior to the Annual Meeting.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions by any of the applicable voting methods allowed through your broker, trustee or other nominee, or (2) virtually attending the Annual Meeting and voting if you have obtained a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will bear all expenses of soliciting proxies for the Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, as our proxy solicitor to aid in the solicitation of proxies from certain brokers, banks, trustees, nominees and other institutional owners. Morrow’s fees for this service are estimated to be $12,000 plus expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC.

Q:	Are votes confidential? Who counts the votes?

A:

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. We will not disclose the proxy instructions or ballots of individual shareholders, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against Infinera;

•	to facilitate a successful proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

A representative from Broadridge will serve as the inspector of election.

Additional Information

Q:	What should I do if I receive more than one set of proxy materials?

A:

If you receive more than one set of proxy materials, your shares are likely registered in more than one name or with more than one broker, bank, trustee or nominee. Please follow the voting instructions on each proxy card or set of voting instructions that you receive to ensure that all of your shares are voted.

Q:	How can I access Infinera’s proxy materials and Annual Report on Form 10-K?

A:

Our proxy materials will be sent to you directly, and all shareholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to on their proxy card or voting instructions at www.proxyvote.com. Our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 is also being mailed to you directly. The 2019 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

Q:	What information from this proxy statement is incorporated by reference into certain Company SEC filings?

A:

We have made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Q:	How can I view or request copies of Infinera’s corporate documents and SEC filings?

A:

Our website contains our Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Business Conduct and Ethics, and SEC filings. To view these documents, please go to http://investors.infinera.com/home/default.aspx and then click on “Committee Charters & Governance Documents” under the “Corporate Governance” heading. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, please go http://investors.infinera.com/home/default.aspx and then click on “SEC Filings” under the “Financials” heading.

We will promptly deliver free of charge, upon request, a copy of our Corporate Governance Guidelines, Board committee charters or Code of Business Conduct and Ethics to any shareholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

We will promptly deliver free of charge, upon request, a copy of the 2019 Annual Report and this Proxy Statement to any shareholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

APPENDIX A—UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Infinera Corporation

Unaudited Reconciliations from GAAP to Non-GAAP

(In thousands)

	Years Ended
	December 28, 2019	December 29, 2018	December 30, 2017
Reconciliation of Revenue:
U.S. GAAP as reported	$1,298,865	$943,379	$740,739
Acquisition-related deferred revenue adjustment	9,631	4,582	—
Other customer related chargers	8,100	—	—

Non-GAAP as adjusted	$1,316,596	$947,961	$740,739

Reconciliation of Gross Profit:
U.S. GAAP as reported	$325,923	$321,156	$244,000
Acquisition-related deferred revenue adjustment	9,631	4,582	—
Other customer related charges	8,100	—	—
Stock-based compensation	6,449	6,621	7,811
Amortization of acquired intangible assets	32,583	23,476	20,474
Acquisition and integration costs	28,449	—	46
Acquisition-related inventory adjustments	1,778	5,337	—
Restructuring and related	29,935	2,630	19,141

Non-GAAP as adjusted	$442,848	$363,802	$291,472

Reconciliation of Gross Margin:
U.S. GAAP as reported	25.1%	34.0%	32.9%
Acquisition-related deferred revenue adjustment	0.7%	0.5%	—
Other customer related charges	0.6%	—	—
Stock-based compensation	0.5%	0.7%	1.0%
Amortization of acquired intangible assets	2.4%	2.4%	2.8%
Acquisition and integration costs	2.0%	—	—
Acquisition-related inventory adjustments	0.1%	0.5%	—
Restructuring and other related costs	2.2%	0.3%	2.6%

Non-GAAP as adjusted	33.6%	38.4%	39.3%

Reconciliation of Net Loss from Operations:
U.S. GAAP as reported	$(350,230)	$(185,679)	$(183,087)
Acquisition-related deferred revenue adjustment	9,631	4,582	—
Other customer related charges	8,100	—	—
Stock-based compensation	42,779	43,409	45,720
Amortization of acquired intangible assets	59,863	52,772	26,634
Acquisition and integration costs	70,720	15,530	368
Acquisition-related inventory adjustments	1,778	5,337	—
Restructuring and other related costs	70,786	15,142	35,247
Litigation charges	4,100	—	—
Intangible asset impairment	—	—	252

Non-GAAP as adjusted	$(82,473)	$(48,907)	$(74,866)

Reconciliation of Operating Margin:
U.S. GAAP as reported	-27.0%	-19.7%	-24.7%
Acquisition-related deferred revenue adjustment	0.8%	0.5%	—
Other customer related charges	0.6%	—	—
Stock-based compensation	3.3%	4.6%	6.2%
Amortization of acquired intangible assets	4.6%	5.6%	3.6%
Acquisition and integration costs	5.5%	1.6%	—
Acquisition-related inventory adjustments	0.1%	0.6%	—
Restructuring and other related costs	5.5%	1.6%	4.8%
Litigation charges	0.3%	—	—
Intangible asset impairment	—	—	—

Non-GAAP as adjusted	-6.3%	-5.2%	-10.1%

	Three Months Ended
	December 28, 2019	September 28, 2019	June 29, 2019	March 30, 2019
Reconciliation of Revenue:
U.S. GAAP as reported	$384,567	$325,341	$296,250	$292,707
Acquisition-related deferred revenue adjustment	1,891	2,305	2,530	2,905
Other customer related chargers	—	—	8,100	—

Non-GAAP as adjusted	$386,458	$327,646	$306,880	$295,612

Reconciliation of Gross Profit:
U.S. GAAP as reported	$111,406	$86,829	$61,256	$66,432
Acquisition-related deferred revenue adjustment	1,891	2,305	2,530	2,905
Other customer related charges	—	—	8,100	—
Stock-based compensation	1,752	1,778	1,591	1,328
Amortization of acquired intangible assets	8,437	7,796	8,098	8,252
Acquisition and integration costs	7,238	8,447	10,700	2,064
Acquisition-related inventory adjustments	—	—	—	1,778
Restructuring and related	5,407	1,198	1,864	21,466

Non-GAAP as adjusted	$136,131	$108,353	$94,139	$104,225

Reconciliation of Gross Margin:
U.S. GAAP as reported	29.0%	26.7%	20.7%	22.7%
Acquisition-related deferred revenue adjustment	0.5%	0.7%	0.8%	1.0%
Other customer related charges	—	—	2.5%	—
Stock-based compensation	0.4%	0.5%	0.4%	0.4%
Amortization of acquired intangible assets	2.1%	2.3%	2.5%	2.8%
Acquisition and integration costs	1.8%	2.5%	3.2%	0.7%
Acquisition-related inventory adjustments	—	—	—	0.6%
Restructuring and other related costs	1.4%	0.4%	0.6%	7.1%

Non-GAAP as adjusted	35.2%	33.1%	30.7%	35.3%

Reconciliation of Net Income/(Loss) from Operations:
U.S. GAAP as reported	$(60,871)	$(69,287)	$(108,384)	$(111,688)
Acquisition-related deferred revenue adjustment	1,891	2,305	2,530	2,905
Other customer related charges	—	—	8,100	—
Stock-based compensation	11,073	9,946	13,047	8,713
Amortization of acquired intangible assets	15,054	14,657	14,843	15,309
Acquisition and integration costs	18,249	20,409	22,864	9,198
Acquisition-related inventory adjustments	—	—	—	1,778
Restructuring and other related costs	23,431	3,366	5,335	38,654
Litigation charges	—	50	4,050	—
Intangible asset impairment	—	—	—	—

Non-GAAP as adjusted	$8,827	$(18,554)	$(37,615)	$(35,131)

Reconciliation of Operating Margin:
U.S. GAAP as reported	-15.8%	-21.3%	-36.6%	-38.2%
Acquisition-related deferred revenue adjustment	0.5%	0.7%	0.9%	1.0%
Other customer related charges	—	—	2.8%	—
Stock-based compensation	2.9%	3.1%	4.5%	3.0%
Amortization of acquired intangible assets	3.9%	4.5%	5.1%	5.3%
Acquisition and integration costs	4.8%	6.3%	7.8%	3.1%
Acquisition-related inventory adjustments	—	—	—	0.6%
Restructuring and other related costs	6.0%	1.0%	1.8%	13.3%
Litigation charges	—	—	1.4%	—
Intangible asset impairment	—	—	—	—

Non-GAAP as adjusted	2.3%	-5.7%	-12.3%	-11.9%

The non-GAAP measures of revenue, gross profit, gross margin, operating income (loss) and operating margin exclude acquisition-related deferred revenue and inventory adjustments, other customer related charges, non-cash stock-based compensation expenses, amortization of acquired intangible assets, acquisition and integration costs, restructuring and other related costs, litigation charges, intangible asset impairment, and certain purchase accounting adjustments related to Infinera’s acquisitions. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue, gross margin, net loss from operations or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

APPENDIX B—INFINERA CORPORATION 2016 EQUITY INCENTIVE PLAN

INFINERA CORPORATION

2016 EQUITY INCENTIVE PLAN

(as amended and restated on May 24, 2018, as amended May 23, 2019, and                 , 2020)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(iv) Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Infinera Corporation, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 5(e), the Administrator may not implement an Exchange Program.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing under this Section 2(q), for federal, state and local income tax reporting purposes, fair market value will be determined by the Company (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Initial Value” means (i) with respect to any Option or Stock Appreciation Right, the value of such Option or Stock Appreciation Right calculated in accordance with the Black-Scholes option valuation methodology on the grant date, and (ii) with respect to any Award other than an Option or Stock Appreciation Right, the product of (A) the Fair Market Value of one Share on the grant date of the Award and (B) the aggregate number of Shares subject to the Award, as applicable.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” means performance goals relating to one or more business criteria, which may provide for a targeted level or levels of achievement including without limitation: (i) revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) new product development; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) sales; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; (xxxiv) inventory balance; or (xxxv) inventory turnover ratio. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, business unit, joint venture and/or other segment), and/or (F) on a pre-tax or after-tax basis. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

(cc) “Performance Period” means the time period of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2016 Equity Incentive Plan, as may be amended from time to time.

(hh) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.

(nn) “Service Provider” means an Employee, Director or Consultant.

(oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(pp) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(qq) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(rr) “Tax Obligations” means tax, social insurance and social security liability obligations and requirements in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company (or Company’s Parent or Subsidiary, as applicable), (ii) the Participant’s and, to the extent required by the Company (or its Parent or Subsidiary, as applicable), the Company’s (or its Parent’s or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 30,800,000, plus (ii) any Shares subject to awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) that, after the effective date of the Plan, expire, are forfeited or otherwise terminate without having been exercised in full to the extent such awards were exercisable, and Shares issued pursuant to awards granted under the Existing Plan that, after the effective date of the Plan, are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 7,700,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan (unless repurchased as specified in this subsection (b) below). If an Option or Stock Appreciation Right Award expires or becomes unexercisable without having been exercised in full, the unexercised Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If an Award of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares (eh, a “Full Value Award”) is forfeited or repurchased by the Company due to failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares used to pay the exercise or purchase price of an Award will cease to be available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to a Full Value Award will be available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under this Plan or the Existing Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 5 and Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards;

(ix) to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 15 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by law.

5. Limits.

(a) Share Limits. Subject to Section 14, the limits specified below shall be applicable to Awards issued under the Plan:

(i) Limits on Options. No Participant shall receive Options during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Options covering up to an additional 1,500,000 Shares.

(ii) Limits on Stock Appreciation Rights. No Participant shall receive Stock Appreciation Rights during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Stock Appreciation Rights covering up to an additional 1,500,000 Shares.

(iii) Limits on Restricted Stock. No Participant shall receive Awards of Restricted Stock during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted an aggregate of up to an additional 1,500,000 Shares of Restricted Stock.

(iv) Limits on Restricted Stock Units. No Participant shall receive Restricted Stock Units during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Restricted Stock Units covering an aggregate of up to an additional 1,500,000 Shares.

(v) Limits on Performance Shares. No Participant shall receive Performance Shares during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Performance Shares covering up to an additional 1,500,000 Shares.

(vi) Limits on Performance Units. No Participant shall receive Performance Units during any Fiscal Year with an aggregate Initial Value in excess of $7,500,000.

(b) Outside Director Share Limits. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of this Section 5(b).

(c) Vesting Limits.

(i) One-Year Vesting Requirement. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting by reason of the Participant’s death, Disability or retirement, or a termination of the Participant’s service that occurs in connection with a Change in Control, and provided further, that, notwithstanding the foregoing in this sentence, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions.

(ii) Limited Vesting Acceleration upon a Change in Control. Except (x) as permitted under Section 5(c)(i) and (y) for any Awards made to Outside Directors, the Administrator shall not be permitted to accelerate the vesting of an Award upon a Change in Control other than in the event an Award is not assumed or substituted for as provided for in Section 14(c). For purposes of clarification, the Administrator will be permitted to provide for the acceleration of an Award in connection with a termination of service upon or in connection with a Change in Control.

(d) Incentive Stock Options.

(i) $100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii) Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. An Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(e) No Exchange Program or Repricing. The Administrator may not implement an Exchange Program.

(f) Dividends. With respect to any Options and Stock Appreciation Rights, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) thereunder, no right to receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to such Award, including without limitation notwithstanding any exercise of such Award. Further, no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued under an Option or Stock Appreciation Right, except as provided in Section 14 of the Plan. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise; provided, however, that any such dividends or distributions payable with respect to such Shares will be subject to the same restrictions on transferability and/or forfeitability as the Shares of Restricted Stock with respect to which they were paid. With respect to Awards of Restricted Stock Units, Performance Units and Performance Shares, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to such Award, unless determined otherwise by the Administrator; provided, however, that any such dividends or distributions that the Administrator determines will be payable with respect to such Shares will be subject to the same vesting criteria and forfeitability provisions as the Shares subject to such Award with respect to which they were paid. For the avoidance of doubt, the number of Shares available for issuance under the Plan will not be reduced to reflect any dividends or other distributions that are reinvested into additional Shares or credited as additional Shares subject to or paid with respect to an Award.

6. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

7. Stock Options.

(a) Grant of Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, subject to Section 5.

(c) Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, but in no event shall the term of an Option be more than ten (10) years from the date of grant.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but shall in no event be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to Section 5. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her

Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

In the event that the Participant dies while a Service Provider, but before the expiration of the Participant’s Option as set forth in subsections (iii) or (iv), as applicable, all or part of the Option (to the extent vested) may be exercised (prior to expiration) by the Participant’s designated beneficiary, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Law. In the absence of such designated beneficiary (or to the extent not permitted by Applicable Law), such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. Subject to the vesting limitations under Section 5, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator in its sole discretion determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 5, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(c) relating to the maximum term and Section 7(e) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 5, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

12. Service Provider Status.

(a) Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee or Director in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, in accordance with the following (i) Awards will be assumed or an equivalent option or right substituted by the acquiring or succeeding corporation or a Parent or Subsidiary thereof, (ii) upon written notice to a Participant and subject to the next paragraph, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) subject to the next paragraph, (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (iv) any combination of the foregoing. The Administrator will not be required to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 5) (or portion of the Award), (A) the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, (B) all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and (C) with respect to such Award with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the Award remains outstanding (or such earlier date, as determined by the Administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or Change in Control), as determined by the Administrator, in its sole discretion. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Tax Obligation, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in adverse accounting consequences as the Administrator determines in its sole discretion, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that such Shares are withheld or delivered, as applicable.

(c) Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding the foregoing, in no event will the Company or any Parent, Subsidiary or other affiliate of the Company have any liability or obligation to reimburse, indemnify, or hold harmless any Participant for any taxes, interest, or penalties imposed, or other costs incurred, as a result of Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary, nor will they interfere in any way with the Participant’s right or the right of the Company or any Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon approval of the Plan by the stockholders of the Company. It will continue in effect for a term of ten (10) years from the date of such stockholder approval, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any contrary provisions to the contrary under this Plan, an Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

21. Conditions upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

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INFINERA CORPORATION ATTN: MICHAEL POST 140 CASPIAN COURT SUNNYVALE, CA 94089

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2020 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D13304-P34043 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFINERA CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	To elect the three Class I Directors named in the Proxy Statement to serve until the 2023 Annual Meeting of Stockholders.

	Nominees:	For	Against	Abstain			For	Against	Abstain
	1a. Thomas J. Fallon 1b. Kambiz Y. Hooshmand 1c. Amy H. Rice	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3.	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	☐	☐	☐
					4.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2020.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2.	To approve an amendment to the Infinera Corporation 2016 Equity Incentive Plan to (i) increase the number of shares authorized for issuance thereunder by 8,100,000 shares and (ii) effect minor technical revisions and improvements.	☐	☐	☐	NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

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D13305-P34043

PROXY - Infinera Corporation

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2020, 10:00 a.m. Pacific Time

Proxy Solicited by the Board of Directors for Annual Meeting to be held May 21, 2020

The undersigned hereby appoints Thomas J. Fallon and Nancy Erba, and each of them (the “Proxies”), with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Infinera to be held on May 21, 2020 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the Nominees listed in Proposal 1 (Election of Directors); FOR Proposal 2 (To approve an amendment of the Infinera Corporation 2016 Equity Incentive Plan); FOR Proposal 3 (To approve, on an advisory basis, the compensation of Infinera’s named executive officers); and FOR Proposal 4 (To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2020). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the reverse side)